UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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    SandRidge Energy, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on July 1, 2013

To the Stockholders of SandRidge Energy, Inc.:

The 2013 Annual Meeting of Stockholders (“Annual Meeting”) of SandRidge Energy, Inc., a Delaware corporation (the “Company” or “SandRidge”), will be held in the SandRidge Auditorium at our corporate offices located at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, on July 1, 2013, at 9:00 a.m., central time. At the Annual Meeting, stockholders will be asked to:

(1) Elect three Class I directors to serve on our Board of Directors for a three-year term;

(2) Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

(3) Transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

The meeting may be adjourned from time to time. At any reconvened meeting, action with respect to the matters specified in this notice may be taken without further notice to stockholders, unless required by applicable law or the Bylaws of the Company.

Stockholders of record of shares of our common stock at the close of business on May 15, 2013 are entitled to notice of, and to vote at, the Annual Meeting. A list of such stockholders will be available at the meeting and at the Company’s corporate office, 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, for the ten days prior to the meeting.

All stockholders are cordially invited to attend the meeting in person. Your vote is very important. Therefore, whether or not you expect to attend the meeting, please vote as described on pages 1 and 2 of the Proxy Statement. Voting in any of the ways described will not prevent you from attending the Annual Meeting.

By Order of the Board of Directors,

Philip T. Warman, Corporate Secretary

Oklahoma City, Oklahoma

May 29, 2013

Please sign, date and promptly return the enclosed proxy card in the envelope provided, or grant a proxy and give voting instructions by telephone or the Internet, so that you may be represented at the meeting. Instructions are on your proxy card or on the voting instruction card provided by your broker.

Brokers cannot vote for Item 1 without your instructions.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on July 1, 2013:

This Proxy Statement, along with our Annual Report to Stockholders for the fiscal year ended December 31, 2012 are available free of charge at https://www.proxyvote.com. Directions for attending the Annual Meeting in person are available on our website at http://www.sandridgeenergy.com under “Contact.”

i

SANDRIDGE ENERGY, INC.

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102

(405) 429-5500

PROXY STATEMENT

SOLICITATION AND REVOCABILITY OF PROXIES

The enclosed proxy is solicited by the Board of Directors of SandRidge Energy, Inc. for use at the 2013 Annual Meeting of Stockholders (“Annual Meeting”) to be held in the SandRidge Auditorium at our corporate offices located at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, on July 1, 2013, at 9:00 a.m., central time or at any adjournment thereof. In this Proxy Statement, unless the context requires otherwise, when we refer to “we,” “us,” “our,” “SandRidge” or the “Company,” we are describing SandRidge Energy, Inc., a Delaware corporation, and when we refer to the “Board,” we are describing the Company’s Board of Directors. We refer to holders of common stock as of the record date as “stockholders.” Proxies are solicited to give all stockholders an opportunity to vote on matters properly presented at the Annual Meeting.

Our Annual Report to Stockholders for the year ended December 31, 2012, including audited financial statements, accompanies this Proxy Statement. The Annual Report to Stockholders is not incorporated by reference into this Proxy Statement or deemed to be a part of the materials used for the solicitation of proxies. This Proxy Statement along with the Annual Report to Stockholders is first being mailed to stockholders on or about May 29, 2013.

ABOUT THE ANNUAL MEETING

What is the purpose of the meeting?

At our Annual Meeting, stockholders will be asked to act upon the matters outlined in the Notice of Annual Meeting of Stockholders provided with this Proxy Statement, including the election of three Class I directors; ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and any other matters properly presented at the meeting.

Who is entitled to vote at the meeting?

Only stockholders of record as of 5:00 p.m., central time, on May 15, 2013 are entitled to receive notice of, and to vote at, the Annual Meeting. On May 15, 2013, there were 494,318,067 shares of our common stock issued, outstanding and entitled to vote at the meeting. Each outstanding share of common stock is entitled to one vote, except certain unvested shares of restricted stock issued to our directors and employees, which do not have voting rights.

How do I vote my shares?

The process for voting your shares depends on how your shares are held. Generally, you may hold shares in your name as a “record holder” or in “street name” through a nominee, such as a broker or bank. You can vote either in person at the Annual Meeting or by proxy whether or not you attend the Annual Meeting. To vote by proxy, you must either:

•	Sign and date the enclosed proxy card, and return it in the enclosed postage-paid envelope;

•	Vote by telephone by placing a toll-free call from the U.S. or Canada to 1-800-690-6903 as described in the enclosed proxy card; or

•	Vote over the Internet at https://www.proxyvote.com as described in the enclosed proxy card.

Please note that telephone and Internet voting will close at 11:59 p.m., central time, on June 30, 2013.

If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the meeting. Please note that you may vote by proxy prior to July 1, 2013 and still attend the Annual Meeting. Even if you currently plan to attend the Annual Meeting in person, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If your shares are held in the name of a broker, bank or other nominee (as is the case when you hold shares in a brokerage account), you should receive separate instructions from the record holder of your shares describing how to vote. If your shares are held in the name of a broker, bank or other nominee and you want to vote in person, you will need to obtain and bring with you to the Annual Meeting a legal proxy from the record holder of your shares as of the close of business on May 15, 2013 indicating that you were a beneficial owner of shares as of the close of business on such date and further indicating the number of shares that you beneficially owned at that time.

How are my votes counted?

In all proposals other than the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN.” In the election of directors, you may either vote “FOR” a nominee or “WITHHOLD” your vote from the nominee. With the exception of the election of a director, an abstention will have the same effect as a vote “AGAINST” that proposal.

What is a quorum?

A quorum is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock as of the record date. There must be a quorum for the meeting to be held. If you submit a valid proxy card, vote by the Internet or phone, or attend the meeting and vote in person, your shares will be counted as present to determine whether there is a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum.

What are broker non-votes?

A broker non-vote occurs when the broker is unable to vote on a proposal because the proposal is not routine and the beneficial owner has not provided any voting instructions to the broker on that matter. New York Stock Exchange (“NYSE”) rules determine whether proposals are routine or not routine. If a proposal is routine, a broker holding shares for an owner in street name may vote for the proposal without voting instructions. If a proposal is not routine, the broker may vote on the proposal only if the owner has provided voting instructions. If a broker does not receive voting instructions for a non-routine proposal, the broker will return a proxy card without a vote on that proposal, which is usually referred to as a “broker non-vote.” The ratification of PricewaterhouseCoopers LLP’s appointment is a routine item, but all other proposals at the Annual Meeting are not considered routine under applicable NYSE rules. Accordingly, broker non-votes on these non-routine matters will be counted for purposes of establishing a quorum, but will not be counted as having been entitled to vote or as a vote cast.

Can I revoke my proxy?

Yes, you can revoke your proxy if you are a record holder by: (a) filing written notice of revocation with our Corporate Secretary prior to the Annual Meeting; (b) signing a proxy card bearing a later date than the proxy being revoked and submitting it to our Corporate Secretary prior to the Annual Meeting; (c) voting again by phone or over the Internet; or (d) voting in person at the Annual Meeting.

If your shares are held in street name through a broker, bank, or other nominee, you must contact the record holder of your shares to determine how to revoke your proxy.

What vote is required to approve the election of directors?

In the election of directors, you may either vote “FOR” a nominee or “WITHHOLD” your vote from the nominee. If the nominee receives a plurality of the votes cast, he will be elected to our Board of Directors. You may not cumulate your votes in the election of directors.

What vote is required to approve the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm?

A majority of the votes cast at the Annual Meeting must be cast “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm in order for such ratification to be approved at the Annual Meeting. In voting on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2013, you may vote “FOR” or “AGAINST” the ratification or “ABSTAIN” from voting. If you “ABSTAIN” from voting on the proposal, your vote will have the same effect as a vote “AGAINST” the proposal.

May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

You may submit proposals for consideration at future stockholder meetings, including director nominations. In order for a stockholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting, the written proposal must be received by us no later than January 29, 2014. For a stockholder proposal, including a director nomination, to be considered at next year’s annual meeting but not included in the proxy statement relating to such meeting, the written proposal must be received by us no earlier than March 3, 2014 and no later than April 2, 2014. Please see “General Information – Stockholder Proposals and Nominations” for a more detailed discussion of the requirements for submitting a stockholder proposal for consideration at next year’s annual meeting.

What if I do not mark a voting choice for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted in accordance with the Board of Directors’ recommendation for each proposal with respect to which a voting choice is not indicated.

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that will be considered at the Annual Meeting. If there are any other matters that arise at the meeting, proxies will be voted at the discretion of the proxy holders.

What happens if the Annual Meeting is postponed or adjourned?

If the Annual Meeting is postponed or adjourned, your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends that you vote:

•	FOR the nominees for director set forth on page 6; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

What do I need for admission to the Annual Meeting?

Attendance at the Annual Meeting or any adjournment or postponement thereof will be limited to record and beneficial stockholders as of the record date, individuals holding a valid proxy from a record holder, and other persons authorized by the Company. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your admittance to the Annual Meeting or any adjournment or postponement thereof. You should be prepared to present photo identification for admission. If you hold your shares in street name, you will need to provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned our stock as of the record date, a copy of a voting instruction form provided by your broker, bank or other nominee, or other similar evidence of ownership as of the record date, as well as your photo identification, for admission. If you do not provide photo identification or comply with the other procedures described above upon request, you will not be admitted to the Annual Meeting or any adjournment or postponement thereof. For security reasons, you and your bags will be subject to search prior to your admittance to the Annual Meeting.

CORPORATE GOVERNANCE MATTERS

Settlement with TPG-Axon

The Company entered into a Settlement Agreement, dated March 13, 2013 (the “Settlement Agreement”), with TPG-Axon Partners, LP, and some of its affiliates (“TPG-Axon”) for the purposes of, among other things, terminating an ongoing consent solicitation process by TPG-Axon and withdrawing its slate of director nominees for the Annual Meeting. The settlement resulted in a change in the composition of the Company’s Board. Pursuant to the Settlement Agreement, the size of the Board was increased from seven to 11 directors with Stephen C. Beasley, Edward W. Moneypenny, Alan J. Weber and Dan A. Westbrook, each a director nominee of TPG-Axon, being named to fill the newly-created directorships resulting from the increase in the size of the Board. In addition, pursuant to the Settlement Agreement Daniel W. Jordan tendered his resignation from the Board effective June 30, 2013 and two additional directors who served on the Board prior to March 13, 2013 will resign from the Board on June 30, 2013 if Mr. Ward continues to serve as Chief Executive Officer or Chairman of the Company, or as an officer or director of any subsidiary of the Company, on such date, and another director identified by TPG-Axon will be appointed to the Board. Mr. Jordan subsequently resigned from the Board on April 26, 2013. If on June 30, 2013 Mr. Ward no longer serves as Chief Executive Officer or Chairman of the Company, or as an officer or director of any subsidiary of the Company, either Mr. Ward or another director who served on the Board prior to March 13, 2013 will resign from the Board on such date.

Board Structure

As of the date of this Proxy Statement, our Board of Directors consists of 10 directors and is divided into three classes as provided in our Bylaws. Stockholders elect a portion of our Board of Directors each year. Except as otherwise noted below, Class I directors’ terms will expire at the annual meeting of stockholders to be held in 2013, Class II directors’ terms will expire at the annual meeting of stockholders to be held in 2014 and Class III directors’ terms will expire at the annual meeting of stockholders to be held in 2015. Currently, the Class I directors are Jim J. Brewer, William A. Gilliland and Jeffrey S. Serota; the Class II directors are Stephen C. Beasley, Edward W. Moneypenny, Roy T. Oliver, Jr. and Tom L. Ward; and the Class III directors are Everett R. Dobson, Alan J. Weber and Dan A. Westbrook. At each annual meeting of stockholders, the stockholders elect a successor to each of the directors whose term expires on the date of the meeting, or re-elect each such director, with each successor or re-elected director to serve from the time of election until the third annual meeting following election.

Our Bylaws also provide that the authorized number of directors that shall constitute the whole Board of Directors may be changed by resolution duly adopted by the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. Vacancies and newly created directorships may be filled by the affirmative vote of a majority of directors then in office, even if such number is less than a majority of the authorized number of directors.

The Nominating and Governance Committee of the Board, as described below, has the responsibility under its charter to recommend nominees for election to the Board of Directors. Rather than maintaining a formal list of minimum qualifications in making its identification, evaluation and recommendation of nominees, the Nominating and Governance Committee considers the entirety of each candidate’s credentials, including relevant skills and experience, independence under applicable Securities and Exchange Commission (“SEC”) and NYSE standards, business judgment, service on the boards of directors of other companies, personal and professional integrity, openness and ability to work as part of a team, willingness to commit the required time to serve as a Board member, and familiarity with the Company and its industry.

The Board believes that each of its directors understands fully the responsibilities of service as a director and the governance requirements applicable to public companies resulting from the orientation and ongoing education provided by the Company’s general counsel, their service on the boards of directors of other public companies and their involvement as directors in initial public offerings, including that of the Company.

In identifying, nominating and approving of director candidates, the Nominating and Governance Committee and the Board also believe the Board, as a whole, should have:

•	significant senior management experience;

•

experience overseeing public company financial management matters, including expertise in financial reporting and internal controls, which experience and expertise are essential to the Company’s ability to comply with its many and complex financial reporting responsibilities;

•	substantial experience in varied facets of the oil and natural gas industry to deal most effectively with its vendors, peers and downstream counterparties; and

•	a background in investing and capital raising activities, which the Board believes is made necessary by the Company’s growth profile.

The Nominating and Governance Committee, in recommending director candidates, considers diversity based on the extent to which a candidate’s experiences in the areas described above differ from those of the other members of the Board. A candidate is nominated only if the Nominating and Governance Committee believes the combination of the candidate’s experiences will bring a unique perspective to Board deliberations and the oversight of the Company’s affairs.

As a result of the experiences of its individual members detailed below, the Nominating and Governance Committee and the Board believe that the Board, as a whole, has the qualifications and experience valued by them.

Director Biographical Information

The names of the members of our Board of Directors and certain information concerning each of them as of April 30, 2013 are set forth below.

Class	Name	Age	Position
II	Tom L. Ward	53	Chairman and Chief Executive Officer
II	Stephen C. Beasley	61	Director
I	Jim J. Brewer	54	Director
III	Everett R. Dobson	53	Director
I	William A. Gilliland	75	Director
II	Edward R. Moneypenny	71	Director
II	Roy T. Oliver, Jr.	60	Director
I	Jeffrey S. Serota	47	Lead Independent Director
III	Alan J. Weber	64	Director
III	Dan A. Westbrook	60	Director

Class I Directors – Nominees for Election at the Annual Meeting

Jim J. Brewer. Mr. Brewer was appointed as a director in 2011. Mr. Brewer, a geologist, has almost 30 years of experience in the oil and gas business. In 1987, Mr. Brewer co-founded J-Brex Company, a private oil and gas and real estate company, of which he is the President. He co-founded Energynet.com, a large on-line oil and gas property auction service in 1999, and currently serves on its board of directors. Mr. Brewer has degrees in geology and mathematics from West Texas State University.

The Board believes Mr. Brewer’s senior management experience and his experience in various facets of the oil and natural gas industry qualify him to serve on the Board.

William A. Gilliland. Mr. Gilliland was appointed as a director in 2006. Mr. Gilliland has served as managing partner of several personal and family investment partnerships, including. Gillco Energy, L.P. and Gillco Investments, L.P., since April 1999. Prior to this, Mr. Gilliland was the founder, Chairman, Chief Executive Officer and President of Cross-Continent Auto Retailers, Inc. Mr. Gilliland holds a Bachelor of Business Administration from North Texas State University.

The Board believes Mr. Gilliland’s senior management experience, experience in various facets of the oil and gas industry, and his background in investing and capital raising activities qualify him to serve on the Board.

Jeffrey S. Serota. Mr. Serota was appointed as a director in 2007 and became Lead Independent Director in March 2013. He currently serves as Senior Advisor to Ares Management LLC, an alternative asset investment firm, where he served as Senior Partner in the Private Equity Group from September 1997 through 2012. Prior to joining Ares, Mr. Serota worked at Bear Stearns from March 1996 to September 1997, where he specialized in providing investment banking services to financial sponsor clients of the firm. He currently serves on the board of directors of EXCO Resources, Inc. and WCA Waste Corporation and previously served on the boards of directors of Douglas Dynamics, Inc. and Lyondell Bassell, N.V. Mr. Serota received a Bachelor of Science degree in Economics from the University of Pennsylvania’s Wharton School of Business and received a Master of Business Administration degree from UCLA’s Anderson School of Management.

The Board believes Mr. Serota’s experience on the Board of Directors and Audit Committee of Exco Resources, Inc. and his background in investing and capital raising activities qualifies him to serve on the Board.

The Nominating and Governance Committee and the Board have determined, and the terms of the Settlement Agreement provide, that Messrs. Brewer, Gilliland and Serota shall be renominated to serve on the Board at the Annual Meeting. The Nominating and Governance Committee and the Board believe the nominees continue to possess the qualities desirable in individual directors and contribute to the experience desired for the Board as a whole.

Class II Directors

Tom L. Ward. Mr. Ward has served as our Chairman and Chief Executive Officer since June 2006 and as our President from December 2006 until January 2011. Prior to joining the Company, he served as director, President and Chief Operating Officer of Chesapeake Energy Corporation from the time he co-founded the company in 1989 until February 2006. From February 2006 until June 2006, Mr. Ward managed his private investments. Mr. Ward graduated from the University of Oklahoma with a Bachelor of Business Administration in Petroleum Land Management.

The Board believes Mr. Ward’s experience as the Company’s Chairman and Chief Executive Officer and as President and Chief Operating Officer of Chesapeake Energy Corporation and in various facets of the oil and natural gas industry as well as his background in investing and capital raising activities qualifies him to serve on the Board.

Stephen C. Beasley. Mr. Beasley was appointed as a director in March 2013 pursuant to the Settlement Agreement. For additional information, see “Settlement with TPG-Axon.” Mr. Beasley founded Eaton Group Inc., a Houston-based executive leadership and strategic investment firm, in 2008, and currently serves as its President and Chief Executive Officer. He previously served as the President of El Paso Corporation’s Eastern Pipeline Group and was a member of El Paso Corporation’s nine-member Corporate Executive Committee. In this role, Mr. Beasley was Chairman and President of Tennessee Gas Pipeline Company and ANR Pipeline Company – two of the largest and most complex natural gas transmission systems in the United States. Mr. Beasley currently serves on the board of directors for BPZ Resources, Inc., an international exploration and production company with primary operations in South America, and Space Services Holdings Inc., a privately-held space transportation and remote sensing company. He previously served as an outside director on the board of directors for Williams Pipeline Partners L.P., Southern Union Company and C Sixty Inc., a privately held nano-biotechnology company. Mr. Beasley earned a Bachelor of Arts degree in Biology from The University of Texas at Austin, and currently serves on several of The University of Texas System development and advisory boards. He also serves as Chair of The Brookwood Community and The Briarwood School in the Houston, Texas area.

The Board believes Mr. Beasley’s experience at the Eaton Group Inc. and El Paso Corporation and in various facets of the oil and natural gas industry as well as his background in investing and capital raising activities qualifies him to serve on the Board.

Edward R. Moneypenny. Mr. Moneypenny was appointed as a director in March 2013 pursuant to the Settlement Agreement. For additional information, see “Settlement with TPG-Axon.” From 2002 until his retirement in January 2006, Mr. Moneypenny was the Senior Vice President of Finance and Chief Financial Officer of 7-Eleven, Inc., a worldwide chain of convenience stores. In 2001, he served as the Executive Vice President of Finance and Chief Financial Officer of Covanta Energy Corporation, which owns and operates infrastructure for the conversion of waste to energy. In addition, Mr. Moneypenny was the Chief Financial Officer at two former Fortune 500 companies in the energy industry, Florida Progress Corporation and Oryx Energy Corporation, prior to 2001. At Oryx Energy Corporation, Mr. Moneypenny was the Chief Financial Officer and a member of the board of directors. Mr. Moneypenny is currently a Vice Chairman of the Board of Trustees of Saint Joseph’s University in Philadelphia, Pennsylvania, where he has served since May 2006, as well as Chairman of the Finance Committee and a member of the Audit, Executive and Strategic Planning Committees. From June 2006 to June 2012, he served on the board of directors of New York & Company, Inc., a publicly-traded specialty retailer of women’s fashion and accessories, as a member of the Audit Committee. He also served on the board of directors of Timberland Company, a specialty retail company, as Chairman of the Audit Committee and a member of the Compensation Committee from May 2005 to September 2011. Mr. Moneypenny graduated from Saint Joseph’s University with a Bachelor of Science degree in Accounting and received a Master of Science in Accounting Science from the University of Illinois. He is also a Certified Public Accountant (inactive).

The Board believes Mr. Moneypenny’s senior management experience at several public companies, his experience overseeing public company financial matters and his background in investing and capital raising activities qualifies him to serve on the Board.

Roy T. Oliver, Jr. Mr. Oliver was appointed as a director in 2006. Mr. Oliver has served as President of R.T. Oliver Investments, Inc., a diversified investment company with interests in energy, energy services, media and real estate, since August 2001. The company presently owns the largest portfolio of class A office properties in Oklahoma. He has served as Chairman and President of Valliance Bank, N.A. since August 2004. He founded U.S. Rig and Equipment, Inc. in 1980 and served as its President until its assets were sold in August 2003. Mr. Oliver is a graduate of the University of Oklahoma with a Bachelor of Business Administration degree. He serves on The University of Oklahoma Michael F. Price College of Business Board of Advisors.

The Board believes Mr. Oliver’s experience as President of R.T. Oliver Investments, Inc. and in various facets of the oil and natural gas industry as well as his background in investing and capital raising activities qualifies him to serve on the Board.

Class III Directors

Everett R. Dobson. Mr. Dobson was appointed as a director in 2009. Since 2012, he has served as Chief Executive Officer of Dobson Technologies, a private landline, fiber optic and data storage business. From November 2003 to 2012, he also served as Chairman for Dobson Technologies. The founder of Dobson Communications Corporation, a telecommunications company listed on NASDAQ until its 2007 sale, Mr. Dobson served as its Chairman and Chief Executive Officer from 1996 until 2005 and as its Executive Chairman from 2005 until 2007, when the company was sold. Mr. Dobson holds a Bachelor of Arts degree in Economics from Southwestern Oklahoma State University and has served on its Foundation board of directors since 1991.

The Board believes Mr. Dobson’s senior management experience with Dobson Technologies and Dobson Communications Corporation, his experience overseeing public company financial matters and his background in investing and capital raising activities qualifies him to serve on the Board.

Alan J. Weber. Mr. Weber was appointed as a director in March 2013 pursuant to the Settlement Agreement. For additional information, see “Settlement with TPG-Axon.” Mr. Weber is currently the Chief Executive Officer of Weber Group LLC, an investment management firm where he has served since 2005. Since 2009, Mr. Weber has served as an Operating Partner and Chairman of the Financial Services Advisory Board at Arsenal Capital Partners, LLC, a private equity firm, Chairman of KGS-Alpha Capital Markets, a fixed income broker-dealer, and a director of the board of iTransfer, Inc., a money transfer company. Mr. Weber also has been a member of the board of Broadridge Financial Solutions, Inc., an investor communications and securities processing company, since 2007, a director of Diebold, Inc., a provider of integrated self-service delivery systems and security services, since 2005, and a director of OnForce, Inc., a technology services company, since 2003. In addition, Mr. Weber is the former Chairman and Chief Executive Officer of U.S. Trust Co., a 150-year-old firm specializing in trusts, investment management, tax and estate planning, private banking, alternative investments and philanthropic consulting. Prior to joining U.S. Trust Co. in October 2002, Mr. Weber was Vice Chairman and Chief Financial Officer at Aetna, Inc., where he was responsible for capital management, information technology, investor relations, e-business and financial operations. Mr. Weber worked at Citicorp (which merged with Travelers Group to form Citigroup, Inc. in 1998) from 1971 to 1998, holding senior positions in corporate banking, consumer banking and corporate operations and technology. He was Chairman of Citibank International, an Executive Vice President of Citibank and also served as a member of Citibank’s Policy Committee. In addition, for six years, Mr. Weber led Citibank’s Global Financial Institutions and Transaction Services business. During his 27-year tenure at Citibank, he managed businesses in approximately 30 countries, including assignments in Japan, Italy and Latin America.

The Board believes Mr. Weber’s senior management experience with Weber Group LLC and other private and public companies, his experience overseeing public company financial matters and his background in investing and capital raising activities qualifies him to serve on the Board.

Dan A. Westbrook. Mr. Westbrook was appointed as a director in March 2013 pursuant to the Settlement Agreement. For additional information, see “Settlement with TPG-Axon.” Since October 2007, Mr. Westbrook has served on the board of directors of Enbridge Energy Management, L.L.C. and Enbridge Energy Company, Inc., an energy delivery company, and as a member of the Audit, Finance and Risk Committee for each. He has been President of the board of directors and a member of the Executive Committee of the Carrie Tingley Hospital Foundation, which funds and supports the UNM Carrie Tingley Hospital, a pediatric rehabilitative hospital, since November 2008, and has been a member of the Executive Network of the Frontier Strategy Group, a company that provides business services to executives in emerging markets, since September 2009. From October 2010 to March 2012, Mr. Westbrook was Chairman of the Safety, Health and Environment Committee and a member of the Nominating and Governance Committee of Ivanhoe Mines. Ltd. (currently Turquoise Hill Resources), an international mining company. From November 2006 to June 2009, he was a director at Knowledge Systems, Inc., a provider of combined geopressure and geochemical analysis software and services, and from May 2007 to August 2008 he was a member of the Audit and Risk Committee and Chairman of the Strategic Options Review Committee of the board of directors of Synenco Energy Inc. (acquired by Total E&P Canada Ltd. in August 2008), an energy company located in Alberta, Canada. Mr. Westbrook also served on the board of directors of Dapeng LNG – China, an importer of liquefied natural gas, as the Vice-Chairman of the board of directors from September 2001 to December 2005. Mr. Westbrook was Associate President – BP Southern Cone from 1999 until 2001 and he was President BP China Gas, Power, Upstream from 2001 until 2005. Prior to that he held a number of executive and management positions at various Amoco Corporation locations both domestic and international.

The Board believes Mr. Westbrook’s senior management experience at BP Southern Cone and BP China Gas, Power, Upstream and in various facets of the oil and natural gas industry qualifies him to serve on the Board.

Leadership Structure

As permitted by the Company’s Bylaws, Mr. Ward currently serves as both Chairman and Chief Executive Officer of the Company. During the Company’s formative years, the Board of Directors believed this to be most appropriate leadership structure for the Company. Mr. Ward’s service as the Board’s Chairman allowed the Board to act efficiently and effectively to best serve the interests of the Company’s stockholders and the Company as a whole. The Chief Executive Officer bears primary responsibility for managing the day-to-day business of the Company often times is best suited to bring key business issues and stockholders’ interests to the attention of the Board.

In March 2013, Mr. Serota was appointed as lead independent director. Mr. Serota’s primary responsibility in this role is to preside over the executive sessions of the Board as described below. Mr. Serota will also perform such other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities. The Board of Directors is currently evaluating this structure to determine whether it is the most appropriate leadership structure for the Company going forward.

The Board follows sound corporate governance practices to ensure its independence and effective functioning, as described in detail below. Most importantly, except for Mr. Ward, the Board is composed entirely of independent directors. The independent directors meet in a scheduled executive session without Mr. Ward present at every regular meeting of the Board. In addition, each of the Board’s committees is composed entirely of independent directors, which means that oversight of critical issues such as the integrity of the Company’s financial statements, Chief Executive Officer and senior management compensation, and Board evaluation and selection of directors is entrusted to independent directors.

Risk Oversight

The Board of Directors is generally responsible for overseeing management of the various operational, financial, accounting, legal and human resources-related risks faced by the Company. The Board fulfills this responsibility by requesting and reviewing reports and presentations from management regarding such risks, including, among other things: risks with respect to oil and natural gas production; reserve engineering; the maintenance of oil and natural gas leases; the concentration of the Company’s operations and assets; environmental, health and safety matters; information technology; insurance coverage; physical security of assets; the creditworthiness of counterparties; the Company’s liquidity status with respect to applicable financial covenants; public disclosures; litigation and governance matters; and compensation-related risks. The Board also periodically reviews the Company’s derivative trading strategy, which is intended to mitigate risks associated with changes in commodities prices. In addition, the Audit Committee oversees the implementation and effectiveness of the Company’s compliance program, and reviews specific financial and legal matters as requested by the full Board from time to time. The Company’s general counsel reports directly to the Audit Committee on compliance program matters. The general counsel and other senior executives periodically report to the Audit Committee and the Board on other operational, financial, legal, and human resources-related risks as they may arise from time to time. Further, in reviewing the Company’s compensation programs and policies, the Compensation Committee considers risks that may be created by such programs.

Director Independence

The Board of Directors has determined that Messrs. Beasley, Brewer, Dobson, Gilliland, Moneypenny, Oliver, Serota, Weber and Westbrook have, and Mr. Jordan had (prior to his resignation from the Board in April 2013), no material relationships with the Company other than as directors and stockholders of the Company and are “independent” for purposes of the NYSE listing standards. In making these determinations, the Board considered all relevant facts and circumstances that could affect such person’s exercise of independent judgment in carrying out the responsibilities of a director. The Board determined that Mr. Dobson’s interest in the transaction between the Company and the Oklahoma City Thunder, whereby the Company has agreed to be a corporate sponsor for the team and purchase a suite license from the team, is not material because Mr. Dobson’s minority ownership interest in the team is relatively small in value compared to his other business interests and the value derived by the Company pursuant to the sponsorship arrangement. The Board also determined that the lease between an entity that is partially owned by Mr. Oliver and the Company and Mr. Oliver’s interest in Buffalo Creek Minerals are not material because of their relatively small value compared to Mr. Oliver’s other business interests and the Company’s overall activities. Please see “Related Party Transactions” for a more detailed discussion of these transactions. The Board of Directors additionally has determined that all Audit Committee members meet the independence requirements for audit committee members set forth in Rule 10A-3 under the Securities Exchange Act of 1934.

Director Attendance at Meetings of the Board of Directors and Stockholder Meetings

The Board of Directors held 17 meetings during 2012, and each of the directors attended 75% or more of the combined total meetings of the Board and the respective committees on which he or she served, except for Mr. Serota.

Our non-management directors, all of whom are independent, meet in an executive session at each regularly scheduled Board of Directors meeting. Mr. Serota was appointed lead independent director in March 2013 and presides at each such meeting.

The Board of Directors encourages interaction with stockholders and recognizes that annual meetings of the stockholders provide a venue where stockholders can access and interact with our directors. Accordingly, while we do not have a policy requiring our directors to attend annual meetings of the stockholders, each member of the Board of Directors is encouraged to attend the meetings. Each member of the Board at the time attended the 2012 annual meeting of the stockholders.

Committees of the Board of Directors

The Board of Directors has an Audit Committee, a Nominating and Governance Committee, a Compensation Committee and a Strategy and Planning Committee. Members of each committee are elected by the Board of Directors and serve until their successors are elected and qualified. The charters of the Audit Committee, Nominating and Governance Committee and Compensation Committee can be found in the corporate governance section of our website at http://www.sandridgeenergy.com.

Audit Committee. The Audit Committee, which currently consists of Messrs. Brewer, Dobson, Moneypenny and Serota, oversees and reports to the Board of Directors on various auditing and accounting-related matters, including the maintenance of the integrity of our financial statements, reporting process and internal controls; the selection, evaluation, compensation and retention of our independent registered public accounting firm; the performance of internal audit; legal and regulatory compliance, including our disclosure controls and procedures; and oversight over our risk management policies and procedures. Mr. Dobson serves as chairman of this committee and has been determined by our Board of Directors to be an “audit committee financial expert” as defined under the rules of the SEC. The Audit Committee met four times during 2012.

Nominating and Governance Committee. The Nominating and Governance Committee, which consists of Messrs. Oliver, Weber and Westbrook, advises the Board of Directors and makes recommendations regarding appropriate corporate governance practices; guides the evaluation of the Board of Directors and its committees; assists the Board of Directors with the identification and nomination of individuals qualified to become members of the Board of Directors; and develops and maintains a succession plan for our Chief Executive Officer. Mr. Weber was appointed as the chairman of this committee in March 2013. The Nominating and Governance Committee met once during 2012.

The Nominating and Governance Committee has the responsibility under its charter to recommend nominees for election to the Board of Directors. In considering candidates for the Board of Directors, the Nominating and Governance Committee considers the qualifications described starting on page 4 of this report. The Nominating and Governance Committee equally considers candidates for the Board of Directors recommended from any reasonable source, including from any search firm engaged by the committee or from stockholders, provided the procedures set forth below are followed by stockholders who want to make recommendations to the committee.

With respect to the nomination of directors at a stockholders’ meeting, the Nominating and Governance Committee will consider stockholder recommendations that are received by the Company’s Corporate Secretary at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102 by December 31 of the year preceding the meeting for which the nomination is made.

A stockholder recommendation should set forth (i) the name and address of and number of shares of common stock owned by the recommending stockholder, (ii) information relating to the recommended candidate that would be required to be disclosed in a solicitation of proxies for the election of the candidate pursuant to Regulation 14A under the Exchange Act, (iii) a description of all agreements related to the nomination among the recommending stockholder, recommended candidate or other persons, and (iv) any other information the recommending stockholder believes would be useful in informing the committee’s decision making.

In addition to making recommendations of director nominees to the Nominating and Governance Committee, stockholders may make director nominations or proposals at any annual meeting of the stockholders, provided they comply with the requirements set forth in our Bylaws and, for their nominations and proposals to be included in a proxy statement delivered by us, with Regulation 14A of the Exchange Act. See “General Information – Stockholder Proposals and Nominations” below.

Compensation Committee. The Compensation Committee, which currently consists of Messrs. Beasley, Brewer and Gilliland, establishes all compensation for our executive officers and reviews and makes recommendations with respect to our incentive compensation and benefit plans. Mr. Beasley was appointed as chairman of the committee in March 2013. The Compensation Committee met three times during 2012.

In 2012, the Compensation Committee retained the services of an independent compensation consulting firm, Longnecker & Associates (“Longnecker”), to perform comparative analyses of compensation paid by exploration and production companies that compete with us in the labor and capital markets. No member of the Compensation Committee or any named executive officer has any affiliation with Longnecker. During the time of Longnecker’s engagement, the committee periodically sought input from Longnecker on a range of external market factors, including evolving compensation and market trends, appropriate comparison companies and market survey data. Longnecker’s analysis and recommendations are discussed further in the Compensation Discussion and Analysis below. In 2013, the committee retained the services of a new compensation consultant and has taken other actions regarding the Company’s compensation practices. For additional information, see “2013 Executive Compensation Program Changes.”

Strategy and Planning Committee. The Strategy and Planning Committee, which currently consists of Messrs. Brewer, Moneypenny, Serota and Westbrook, oversees and reports to the Board of Directors on various matters relating to the long-term strategy and planning for the Company. Mr. Westbrook serves as chairman of the committee. The Strategy and Planning Committee was formed in March 2013, and, accordingly, held no meetings in 2012.

Report of the Audit Committee

The following is the report of the Audit Committee for the year ended December 31, 2012. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in such filing.

As of December 31, 2012, the Audit Committee was comprised of three directors, each of whom has been determined to be independent in accordance with the requirements of the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934 and the New York Stock Exchange listing standards.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation of the financial statements and the establishment and maintenance of the system of internal control. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCOAB”) and to issue a report thereon.

In performing its duties, the Audit Committee has:

•

reviewed and discussed with the Company’s management and PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012;

•

reviewed with the Company’s management internal control over financial reporting in accordance with the standards of the PCAOB, which review included a discussion of the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements;

•	reviewed with PwC the Company’s internal control over financial reporting;

•	reviewed with PwC its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and other matters;

•	discussed with PwC the overall scope and plans for its audit;

•	met with PwC to discuss the results of its audit and the overall quality of the Company’s financial reporting; and

•	met with the Company’s independent reservoir engineering consultants to discuss the Company’s process for determining oil and gas reserves.

During the Audit Committee’s review of the audited financial statements, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles and reviewed significant accounting and disclosure issues with the Audit Committee. With respect to its review of the Company’s internal control over financial reporting, the Committee noted that management advised that the Company was in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee discussed with PwC the matters required to be discussed pursuant to AICPA Professional Standards Vol. 1 AU Section 380. The Audit Committee has received and reviewed the written disclosures and the letter from PwC required by the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence. The Audit Committee determined that the non-audit services provided to the Company by PwC are compatible with maintaining PwC’s independence.

Based on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission.

This report is submitted on behalf of the Audit Committee.

Everett R. Dobson

Jim J. Brewer

Jeffrey S. Serota

Compensation Committee Interlocks and Insider Participation

During 2012, the Compensation Committee consisted of Messrs. Gilliland, Jordan and Oliver, none of whom was an employee of the Company during 2012 or has ever been an officer of the Company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

Corporate Governance Guidelines and Communications with Directors

Our Board of Directors has adopted corporate governance guidelines that define those governance practices of the Board that are not included in our Bylaws. Our Board of Directors has also adopted a Code of Business Conduct and Ethics, which contains general guidelines for conducting our business and applies to all of our officers, directors and employees, and a Financial Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer and Senior Vice President – Accounting. Our corporate governance guidelines and codes can be found in the corporate governance section of our website at http://www.sandridgeenergy.com.

Any stockholder or other interested party who desires to communicate with the Board of Directors, individual directors or committees of the Board of Directors may do so at any time by submitting his or her comments, questions or concerns, in writing by mail addressed to our Corporate Secretary at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102. A stockholder or other interested party should clearly indicate on the envelope the director or directors who are the intended recipients of the communication.

All such communications received by the Corporate Secretary will be forwarded to the director designated on the envelope. The Corporate Secretary will not filter out any such communications except for communications related to solicitation for products or services and items of a personal nature that are not relevant to a person’s status as a stockholder. All communications designated for the Board of Directors will be forwarded to the Chairman of the Board of Directors. All communications designated for a particular committee of the Board of Directors will be forwarded to the chairman of that committee.

To report any issues relating to our accounting, accounting controls, financial reporting or other practices, employees, stockholders and other interested parties may call the confidential hotline at 1-866-206-2720. All calls will remain anonymous.

These policies and procedures are not intended to alter or amend the requirements a stockholder must satisfy in order to (1) present a stockholder proposal at a meeting of stockholders, (2) nominate a candidate for the Board of Directors, (3) recommend a candidate for the Board of Directors for consideration by the Nominating and Governance Committee or (4) have the stockholder’s proposal or nomination included in our proxy statement in accordance with Rule 14a-8 of the Exchange Act, all of which are described elsewhere in this Proxy Statement.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Board Nominees

Based upon the recommendation of our Nominating and Governance Committee, our Board of Directors has nominated Jim J. Brewer, William A. Gilliland and Jeffrey S. Serota as directors to the Board. If elected, each nominee would serve a three-year term expiring at the close of our 2016 annual meeting, or until his successor is duly elected. Biographical information of the nominees is furnished above under “Class I Directors – Nominees for Election at the Annual Meeting.”

Our Board of Directors contemplates that each of the nominees will be able to serve if elected. However, if, prior to the Annual Meeting, a nominee becomes unable to serve, the persons named in the enclosed proxy will vote for the election of such other person as may be nominated by the Board of Directors in accordance with applicable SEC rules.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES.

PROPOSAL NO. 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has directed the Company to submit the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013, for ratification by the stockholders at the Annual Meeting. Neither the Company’s Bylaws nor other governing documents nor applicable law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may in its discretion direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

A representative of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions of stockholders.

Set forth below is a summary of the fees paid to our independent registered public accounting firm, PricewaterhouseCoopers LLP, for fiscal years 2012 and 2011.

	2012	2011
	(In thousands)
Audit Fees	$2,479	$2,638
Audit-Related Fees	131	106
Tax Fees	23	20
All Other Fees	—	—

Total	$2,633	$2,764

Audit Fees. Audit fees consist primarily of fees billed for professional services rendered for the audit of our annual financial statements and effectiveness of internal control over financial reporting, review of the financial statements included in each of our quarterly reports on Form 10-Q, assistance with and review of documents filed with the SEC and/or used in conjunction with public and private securities offerings and work performed by tax professionals in connection with the audits and quarterly reviews.

Audit-Related Fees. Audit-related fees consist primarily of due diligence, consultation regarding financial accounting and reporting standards and for the audit of financial statements presented in lieu of the financial statements required under Rule 3-05 of Regulation S-X with respect to certain assets acquired by the Company in 2012.

Tax Fees. Tax fees include all services performed by the firm’s tax division other than those related to the audit of financial statements.

All Other Fees. Other fees consist primarily of all fees billed for products and services provided by the firm other than those reported above.

The Audit Committee is responsible for approving in advance any services to be performed by the independent registered public accounting firm. The Audit Committee may delegate its pre-approval authority for these services to one or more members, whose decisions shall be presented to the full Audit Committee at its scheduled meetings. Each of these services must receive specific pre-approval by the Audit Committee or its delegate unless the Audit Committee has provided general pre-approval for such category of services in accordance with policies and procedures that comply with applicable laws and regulations. All of the services described above under audit fees, audit-related fees and tax fees for 2012 and 2011 were pre-approved by the Audit Committee. Specifically, the committee has pre-approved the use of PricewaterhouseCoopers LLP for detailed, specific types of tax advisory services related to compliance, technical interpretations, acquisition/disposition services, including due diligence, and federal and state audits.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

EXECUTIVE OFFICERS AND COMPENSATION

Executive Officers

Set forth below is information regarding each of our executive officers as of April 30, 2013:

Name	Age	Position
Tom L. Ward	53	Chairman and Chief Executive Officer
James D. Bennett	43	President and Chief Financial Officer
Rodney E. Johnson(1)	56	Executive Vice President – Corporate Reserves and Acquisitions and Divestures
Todd N. Tipton(1)	57	Executive Vice President – Exploration
David C. Lawler	45	Executive Vice President and Chief Operating Officer
Wayne C. Chang	51	Senior Vice President – Midstream
Randall D. Cooley	59	Senior Vice President – Accounting
Philip T. Warman	42	Senior Vice President, General Counsel and Corporate Secretary
Kevin R. White	55	Senior Vice President – Business Development
Mary L. Whitson	52	Senior Vice President – Corporate and Human Resources

(1)	Mr. Tipton’s and Mr. Johnson’s employment with the Company ended May 10, 2013.

Tom L. Ward. Mr. Ward has served as our Chairman and Chief Executive Officer since June 2006 and was our President from December 2006 until January 2011. Biographical information about Mr. Ward can be found above under the heading “Election of Directors – Director Nominees.”

James D. Bennett. Mr. Bennett was appointed as our President in March 2013 and has served as our Chief Financial Officer since January 2011. From January 2011 until March 2013, he was also and Executive Vice President. From 2010 until he joined the Company, he was Managing Director for White Deer Energy, a private equity fund focused on the exploration and production, oilfield service and equipment, and midstream sectors of the oil and gas industry. From 2006 to December 2009, Mr. Bennett was employed by GSO Capital Partners L.P. where he served in various capacities, including as its Managing Director. Mr. Bennett graduated with a Bachelor of Business Administration degree with a major in Finance from Texas Tech University in 1993. Mr. Bennett has served on the board of directors of the general partner of Cheniere Energy Partners L.P. and PostRock Energy Corporation.

Rodney E. Johnson. Mr. Johnson served as Executive Vice President – Corporate Reserves and Acquisitions and Divestures from September 2012 to May 2013. Mr. Johnson joined us as Vice President of Reservoir Engineering in January 2007 and was promoted to Senior Vice President – Reservoir Engineering in June 2007 and then to Executive Vice President – Reservoir Engineering in January 2009. Previously, he served as Manager of Reservoir Engineering over Texas and Louisiana Regions for Chesapeake Energy Corporation from October 2003 through December 2006. Prior to that, Mr. Johnson was Manager of Technology for Aera Energy LLC (a joint venture of Exxon Mobil Corporation and Royal Dutch Shell plc) where he held positions of increasing importance from 1996 through September 2003. Mr. Johnson graduated from Wichita State University in 1980 with a Bachelor of Science degree in Mechanical Engineering. He has been a registered Professional Engineer since 1988.

Todd N. Tipton. Mr. Tipton joined us as Executive Vice President – Exploration in September 2006. Prior to this, he was Exploration Manager of the Western Division from 2001 through August 2006 for Devon Energy Corporation. He received a Bachelor degree in Geology from The State University of New York at Buffalo in 1977 and completed an executive development program at The Johnson Graduate School of Management at Cornell University.

David C. Lawler. Mr. Lawler was appointed Executive Vice President and Chief Operating Officer in April 2013. Mr. Lawler joined us as Executive Vice President – Operations in August 2011. Prior to joining the Company, Mr. Lawler served as Chief Executive Officer and President of PostRock Energy Corporation and its predecessor entities since August 2008 after having served as Chief Operating Officer of PostRock Energy Corporation’s predecessor entities from May 2007 through August 2008. Prior to that, Mr. Lawler was employed by Shell Exploration & Production Company from May 1997 to May 2007 in roles of increasing responsibility, most recently as Engineering and Operations Manager for multiple assets along the U.S. Gulf Coast. Mr. Lawler graduated from the Colorado School of Mines in 1990 with a Bachelor of Science degree in Petroleum Engineering and earned his Master of Business Administration degree from Tulane University in 2003.

Wayne C. Chang. Mr. Chang joined us as Vice President – Midstream in February 2007 and was promoted to Senior Vice President – Midstream in January 2009. Mr. Chang most recently served as the Director of Producer Services for Enogex, Inc., the largest gas gatherer and intrastate transporter of gas in the State of Oklahoma. Prior to this, he worked for diversified oil and gas companies such as Conoco Inc., Phillips Petroleum Company and Chesapeake Energy Corporation focusing on the midstream sector. Mr. Chang graduated from the University of Oklahoma with a Bachelor of Science Degree in Chemical Engineering in 1984.

Randall D. Cooley. Mr. Cooley joined us as Vice President – Accounting in November 2006, upon our acquisition of NEG Oil & Gas LLC and was promoted to Senior Vice President – Accounting in January 2008. Prior to joining SandRidge, Mr. Cooley served as the senior financial officer with National Energy Group, Inc., having held the position of Vice President and Chief Financial Officer from March 2003 to November 2006. Mr. Cooley earned a Bachelor of Science in Business Administration, with a major in Accounting, from the University of Southern Mississippi in 1978 and is a Certified Public Accountant.

Philip T. Warman. Mr. Warman joined us as Senior Vice President and General Counsel in August 2010. He also serves as our Corporate Secretary. Prior to joining the Company, Mr. Warman was the Associate General Counsel for SEC and finance matters for Spectra Energy Corporation from January 2007 through July 2010. From 1998 through 2006 he practiced law as a corporate finance attorney with Vinson & Elkins, LLP in Houston, Texas. Mr. Warman earned a Bachelor of Science in Chemical Engineering from the University of Houston in 1993 and graduated from the University of Texas School of Law in 1998.

Kevin R. White. Mr. White joined us as Senior Vice President – Business Development in January 2008. Prior to joining SandRidge, he worked for six years as a consultant in the oil and gas industry. Mr. White served as Executive Vice President of Corporate Development and Strategic Planning for Louis Dreyfus Natural Gas Corp. from 1993 until the company was sold in 2001. He attended Oklahoma State University, receiving his Bachelor of Science degree in Accounting in 1979 and a Master of Science degree in Accounting and his Certified Public Accountant qualification in 1980.

Mary L. Whitson. Ms. Whitson has served as our Senior Vice President – Corporate and Human Resources since June 2011 and had previously served as our Senior Vice President – Human Resources since September 2006. Ms. Whitson was the Vice President – Human Resources for Chesapeake Energy Corporation through August 2006, where she held human resources management positions of increasing responsibility for more than eight years. She attended Oklahoma State University and received a Bachelor of Science degree from the University of Central Oklahoma in 1996.

Executive Compensation

2013 Executive Compensation Program Changes

During 2012 and the first several months of 2013, our Compensation Committee received input from stockholders regarding the design, competitiveness, and governance of our executive compensation programs. In response to this input, the committee retained a new independent executive compensation consultant to evaluate and make recommendations with respect to the Company’s executive and director compensation programs. The Compensation Committee interviewed representatives from various national firms and selected Frederic W. Cook & Co., Inc. (“FWC”). FWC was selected for its qualifications as a firm, experience within the energy industry, and independence. In carrying out their duties, FWC consultants report directly to the Compensation Committee chairman.

As a result of its own review, and after considering the recommendations made by FWC, the Compensation Committee has adopted extensive changes to the Company’s executive compensation program for 2013 and beyond that it believes reflect best practices and strengthen the linkage between compensation and Company performance. The following summarizes these important changes:

Peer Group

Beginning in 2013, the Compensation Committee adopted a new peer group against which to compare the competitiveness of the Company’s executive compensation and performance. The peer group consists of the following exploration and production companies that all have annual revenues between $1 billion and $3.5 billion.

Cabot Oil & Gas Corporation	Newfield Exploration Company
Cimarex Energy Co.	Pioneer Natural Resources Company
Concho Resources Inc.	QEP Resources, Inc.
Continental Resources, Inc.	Range Resources Corporation
Denbury Resources Inc.	SM Energy Company
Energen Corporation	Southwestern Energy Company
Energy XXI (Bermuda) Limited	Ultra Petroleum Corp.
EQT Corporation	Whiting Petroleum Corporation
Linn Energy, LLC	WPX Energy, Inc.

Compensation Strategy and Benchmarking

The Compensation Committee has approved a compensation strategy that generally targets the median of the peer group. This strategy will serve as the guideline for managing decisions regarding base salaries, target bonus opportunities, and grant date values of long-term incentives. We expect that certain executives’ actual compensation will vary in a range around the median depending on such things as length of service in the job, individual and Company performance, and internal equity considerations. In addition, there will be an increased emphasis on the use of objective measures to determine performance-based compensation and a reduced emphasis on less objective measures and indirect compensation such as perquisites. The new strategy will be applied to pay decisions going forward.

Performance Based Compensation – Annual and Long-term Incentives

Annual Incentive

Historically, the Company has paid annual incentives to executives in two installments – January and July of each year following the performance year. Beginning with the 2013 performance year, the Committee has adopted a policy of paying 100% of annual incentive compensation, if earned, in the first quarter of the following year.

For 2013, the annual incentive program will incorporate objective performance criteria and competitive target award levels. Specifically, a target award will be adopted by the Compensation Committee for each executive officer. Executive officers may earn more or less than the target award, depending on how the Company performs with respect to certain performance metrics and subject to the Company achieving at least threshold performance under such criteria. Further, no executive will be paid more than a maximum award level set for him or her.

At the end of the 2013 fiscal year, the Compensation Committee will review the Company’s performance relative to specific financial, operational, strategic, safety and other metrics, each of which will have been previously set by the committee and given relative weight, to determine the actual annual incentive compensation for each executive officer.

The Company will not attempt, for the 2013 plan year, to qualify the annual incentive payments described above for deductibility under Section 162(m) of the Internal Revenue Code due to the timing of the plan’s adoption. However, to enhance the tax effectiveness of our executive compensation program, we intend to administer future awards under the annual incentive plan in such a manner that they will be deductible.

Long-term Incentives

The Compensation Committee has adopted an approach to long-term incentives that provides approximately 50% of our executives’ total long-term incentive value in the form of Performance Units. For the July 2013 mid-year long-term incentive awards, the Committee will grant 100% of executives’ long-term awards as Performance Units. The ultimate value of the awards will be determined by comparing the Company’s relative total shareholder return (“TSR”) to the newly adopted peer group over the period beginning July 1, 2013 and ending December 31, 2015.

The target award will be paid if the Company’s TSR is at the 50th percentile among its peers. There will be no payment if the Company’s TSR is lower than the 25th percentile. If the Company’s TSR position is at or above the 75th percentile, the Performance Unit payout will be 200% of the target award level. If the Company’s TSR falls between the 25th percentile and the 50th percentile or, alternatively, between the 50th percentile and the 75th percentile, the value of the units will be interpolated between the applicable percentiles. Additionally, if the Company’s absolute TSR over the performance period is negative, the performance unit payout will be capped at the target payout.

We are implementing this program with the intent to qualify payments for deductibility under Section 162(m) in order to enhance the tax effectiveness of our executive compensation program.

Beginning in 2014, the Compensation Committee intends to begin administering the Company’s long-term incentive awards so that awards are granted once per year as opposed to our historical practice of twice per year. The goal is to enhance the Committee’s ability to administer performance awards consistent with market practices, enhance the ability to communicate program details to external constituents, and reduce the administrative complexities involved. Beginning in the first quarter of 2014, the Committee plans to grant 50% of the executive participants’ total long-term incentive value in the form of performance based awards and the remaining 50% in time-vested awards. The ultimate value of the performance awards will be dependent on the Company’s performance over the three-year performance period beginning January 1, 2014 and ending December 31, 2016.

Clawback Policy

In April 2013, the Compensation Committee adopted, and the Board approved, a clawback policy that will be administered by the Compensation Committee. Under the policy, the Company, at the Board’s discretion, may recover incentive compensation that has been erroneously paid, in the event of a material restatement or misconduct.

Stock Ownership Guidelines

In April 2013, the Compensation Committee adopted, and the Board of Directors approved, stock ownership guidelines for executive officers and independent directors of the Company. The policy generally requires executives to own stock in the Company equal to the following guidelines:

Executive Level	Percentage of Salary Required
CEO	500%
EVP	300%
Other Officers	100%

In addition, outside directors will be required to own stock equal to 400% of their annual retainer. Executives and outside directors will have five years to fulfill this requirement. Until they are in compliance with the guidelines, both executives and outside directors will be required to hold a specified amount of net shares associated with equity awards (after tax and/or exercise price) in the following amounts: CEO – 60% of net shares; EVPs, other officers, and outside directors – 50%.

Anti-Hedging, Anti-Pledging Policy

The Compensation Committee adopted, and the Board of Directors approved, a policy that will apply to stock granted or acquired after the effective date of May 1, 2013. The policy will prohibit executives and independent directors from entering into agreements in which Company shares are pledged as security for a loan. It also prohibits executives and outside directors from engaging in hedging transactions involving Company stock.

Review of Tally Sheets

Beginning in 2013 and going forward, the Compensation Committee has adopted a practice of reviewing compensation tally sheets to provide the Committee with a detailed view of total compensation delivered to named executive officers, including direct and indirect compensation.

Annual Say on Pay Frequency

In order to enhance the Company’s stockholder communication process related to executive compensation, the Compensation Committee adopted and the Board of Directors approved a change to the frequency of our Say on Pay vote, from triennial to annual, beginning in 2014.

Compensation Discussion & Analysis – 2012 Executive Compensation Program

This Compensation Discussion and Analysis (1) provides an overview of our compensation policies and programs; (2) explains our compensation objectives and practices with respect to our executive officers; and (3) summarizes the elements of compensation for each of the individuals identified in the following table, whom we refer to in this Compensation Discussion and Analysis as our “named executive officers.” The discussion contained in this section is only for the year ended December 31, 2012, as presented in the Summary Compensation Table and other tables in the sections under and following the heading “Summary Compensation” below. Please see “2013 Executive Compensation Program Changes” for a discussion of changes to the Company’s compensation programs for 2013 and beyond.

Name	Principal Position
Tom L. Ward	Chairman and Chief Executive Officer
Matthew K. Grubb(1)	Former President and Chief Operating Officer
James D. Bennett(2)	Executive Vice President and Chief Financial Officer
Todd N. Tipton(3)	Executive Vice President – Exploration
Rodney E. Johnson(3)	Executive Vice President – Corporate Reserves and Acquisitions and Divestures

(1)	Mr. Grubb’s employment with the Company ended March 15, 2013.
(2)	Mr. Bennett was appointed President of the Company effective March 15, 2013.
(3)	Mr. Tipton’s and Mr. Johnson’s employment with the Company ended May 10, 2013.

A strong, experienced senior management team is necessary to execute our business plan. Accordingly, our compensation philosophy has reflected our need to attract, retain and motivate top talent to maintain our position as an employer of choice in the oil and gas industry. Our competitive compensation package allows us to strategically and opportunistically attract executive officers by offering competitive cash compensation packages and the potential of returns that can be achieved through equity ownership, evidenced by the fact that all of our named executive officers joined us during periods of intense competition for experienced exploration and production company executives. Moreover, our Company undertook transformative transactions during 2012 in a highly competitive marketplace and must continue to rely on a highly qualified and talented team to execute on its business plan. As the Company continues to pursue its strategy of expanding its operations in the Mississippian play, a competitive compensation program will be imperative to retain and attract top management talent what will continue to create value for our Company and stockholders.

Philosophy – 2012 Compensation

As illustrated in the table below, our philosophy for compensating executive officers, including our named executive officers, is to employ measured amounts of various types of compensation to achieve multiple and varied objectives.

Compensation Element	General Objectives	Key Features
Base Salary	Provide a fixed level of cash compensation for performing day-to-day responsibilities	Intended to be competitive with our peers, while aligned with individual responsibilities and performance.
Cash Bonus Awards	Reward near-term operational and financial performance	Intended to be competitive with our peers, while aligned with individual responsibilities and performance.
Long-Term Incentives	Align executives’ compensation with interests of stockholders, encourage retention and reward long-term operational and financial performance	Restricted stock grants vest ratably over four years.
Health, Welfare and Retirement Benefits	Maintain a competitive position in terms of attracting and retaining executives	Participation in health, welfare and 401(k) plans is on the same terms for all employees. Non-qualified deferred compensation plan is available to executives and certain other eligible employees.
Perquisites	Maintain a competitive position in terms of attracting and retaining executives though not intended to represent a significant role in total compensation	Includes air travel for certain of our named executive officers and some personal security services and accounting support for our Chief Executive Officer.

Additionally, we have entered into written employment agreements with each of our executive officers, including each named executive officer, to help ensure the retention of these individuals in a highly competitive marketplace.

Process Followed in 2012

As further discussed below, Mr. Ward and our Senior Vice President – Corporate and Human Resources actively participated in the evaluation, design and administration of our compensation program for all of our executive officers, including the named executive officers. Mr. Grubb and Mr. Bennett participated in making recommendations regarding, and administering, the program for executive officers other than the named executive officers.

In 2012 and prior years, the Compensation Committee typically reviewed the components of our executive officer compensation program on a semi-annual basis, in December and June of each year, and approved adjustments as it deemed appropriate. For 2012, the Compensation Committee directly retained the services of Longnecker to perform comparative analyses of compensation paid by exploration and production companies that compete with us in the labor and capital markets. No member of the Compensation Committee or any named executive officer has any affiliation with Longnecker. In addition, the Compensation Committee evaluated the independence of Longnecker, including under factors specified in Rule 10C-1 under the Exchange Act, and concluded that Longnecker is independent of management and that services it has performed for the committee did not present a conflict of interest. The committee periodically sought input from Longnecker on a range of external market factors, including evolving compensation and market trends, appropriate comparison companies and market survey data.

Our Senior Vice President – Corporate and Human Resources worked with the Compensation Committee and Longnecker to establish an agenda and prepare meeting materials for each meeting during which the committee reviewed the compensation of our executive officers. Mr. Ward and our Senior Vice President – Corporate and Human Resources typically attend and participate in all or a portion of each Compensation Committee meeting, depending on the nature of the matters to be discussed. For the December 2011 and June and December 2012 compensation reviews, and taking into account the input of Messrs. Grubb and Bennett, Mr. Ward provided his recommendations regarding each element of executive officer compensation at the same time Longnecker provided its analysis. After receiving recommendations and analysis from Mr. Ward and Longnecker and considering the totality of the information provided, including its assessment of Company and individual performance, the Compensation Committee determined appropriate adjustments to our executives’ compensation.

Peer Company Comparison for 2012

Our Compensation Committee recognizes that the amount of compensation we provide to our executive officers must be competitive in the marketplace and believes that industry trends should be considered when assessing the forms and amounts of compensation provided to our executive officers. During 2012, the committee took into account the levels of compensation paid to executives in comparative positions in our industry when determining the compensation to be paid to our executive officers. The committee did not, however, target or benchmark a specific percentile or range of percentiles, when compared to pay at such other companies, for any element of any executive officer’s compensation or any executive’s compensation as a whole.

For the purpose of the Compensation Committee’s review of compensation paid to our executive officers in 2012, the committee reviewed information assembled by Longnecker, which consisted of the executive compensation programs of the following companies:

Mid-sized Peer Companies	Large Peer Companies
Continental Resources, Inc.	Anadarko Petroleum Corporation
Denbury Resources Inc.	Apache Corporation
Energen Corporation	Chesapeake Energy Corporation
EQT Corporation	Devon Energy Corporation
Linn Energy, LLC	EOG Resources, Inc.
Newfield Exploration Company	Noble Energy, Inc.
Pioneer Natural Resources Company
Plains Exploration & Production Company
Range Resources Corporation
Southwestern Energy Company
Ultra Petroleum Corp.
Whiting Petroleum Corporation

Companies whose compensation program information was used by the Compensation Committee during 2012 are referred to collectively as our “Peer Companies.”

We believe we must recruit and retain executive officers with significant and diverse experience and skills to properly execute our business plan. In order to compete with larger Peer Companies (two of which are also headquartered in Oklahoma City) for appropriately qualified officers who are capable of handling a high degree of responsibility, we often paid compensation levels greater than those of mid-sized Peer Companies with total revenues comparable to ours.

At the time of the December 2012 compensation review, the amount of total direct compensation to be provided to our Chief Executive Officer was intended to be above and below the 90th percentiles of such amounts provided to chief executive officers at mid-sized Peer Companies and large Peer Companies, respectively. We intended for the amount of total direct compensation to be provided to our other named executive officers to be above the 90th and below the 75th percentiles of the amounts of total direct compensation provided to executive officers at mid-sized Peer Companies and large Peer Companies, respectively. The table below illustrates how each named executive officer’s total cash compensation and long-term incentive compensation (which, at the Company, is comprised of restricted stock awards) compared to similar compensation for comparable positions at mid-sized Peer Companies and large Peer Companies.

Named Executive Officer	Total Cash Compensation at Mid-Sized Peer Companies	Total Cash Compensation at Large Peer Companies	Long-Term Incentive Compensation at Mid-Sized Peer Companies	Long-Term Incentive Compensation at Large Peer Companies
Tom L. Ward	Above 90th percentile	Below 75th percentile	Above 90th percentile	Below 90th percentile
Matthew K. Grubb	Above 90th percentile	Below 75th percentile	Below 90th percentile	Below 50th percentile
James D. Bennett	Above 90th percentile	Below 75th percentile	Below 75th percentile	Below 50th percentile
Todd N. Tipton	Below 75th percentile	Below 50th percentile	Below 50th percentile	Below 50th percentile
Rodney E. Johnson	Below 90th percentile	Below 90th percentile	Below 50th percentile	Below 50th percentile

Elements of our 2012 Executive Compensation Program

As discussed above, during 2012 the Compensation Committee employed multiple compensation elements as a means to achieve various objectives, including compensating executives for performing day-to-day responsibilities, recognizing and rewarding near-term performance, aligning the interests of executives and stockholders and retaining a highly qualified executive team. The most significant compensation elements employed by the committee to realize these goals include base salaries, cash bonuses and grants of long-term incentive awards such as restricted stock. To align the interests of executives and stockholders and retain executive talent, the committee directed the largest portion of total direct compensation (salary plus bonus plus restricted stock awards) to restricted stock awards that vest over time.

The committee did not otherwise attempt to adjust any element of compensation for the purpose of affecting how it relates to any other element.

Base Salaries. We provide our executive officers with annual base salaries to compensate them for services rendered during the year. During 2012, base salaries were set at levels that were commensurate with job responsibilities and competitive with salaries paid by our Peer Companies. In addition to providing compensation that was competitive with the market, the base salaries of our executive officers were intended to reflect the relative importance of each individual’s position within the Company.

In 2012 and prior years, the Compensation Committee reviewed each executive officer’s base salary in December and June of each year. The Compensation Committee’s review consisted of assessing Mr. Ward’s recommendations regarding each executive officer’s salary, including his own, and evaluating the recommendations in light of the Peer Company comparative information provided to the committee.

Factors the Compensation Committee considered when determining semi-annual salary adjustments included:

•	the responsibilities of the executive officer;

•	the period over which the executive officer has performed these responsibilities;

•	the scope, level of expertise and experience required for the executive officer’s position and the period during which the officer has performed these responsibilities;

•	the strategic impact of the officer’s position; and

•	the potential future contribution and demonstrated individual performance of the officer.

In addition, salary adjustments were made based on our overall performance (discussed below) and competitive market conditions. Although no formulaic weighting was assigned to any one of these factors, significant emphasis was placed on current market levels and the individual’s skills, seniority and previous industry experience, which were evaluated on a case-by-case basis.

Cash Bonus Awards. In addition to competitive base salaries, we provided our executive officers semi-annual cash bonuses intended to encourage and reward the attainment of our near and long-term strategic, operational and financial goals.

Our Compensation Committee reviewed cash bonus award levels for our executive officers by assessing Mr. Ward’s recommendations regarding each executive officer’s cash bonus award, including his own, and evaluating the recommendations in light of the Peer Company comparative information provided to the committee. Cash bonus awards were based on the committee’s subjective evaluation of the performance of the Company and each executive’s contribution thereto over the previous six months in light of the considerations described above. Historically, and as discussed in more detail below under “Performance Evaluation,” greater consideration was given to strategic and operational performance, rather than short-term financial or stock price performance, as it was felt that strategic and operational performance most directly result in long term value to our stockholders. Cash bonuses were discretionary and not awarded pursuant to a formal plan or an agreement with any executive officer. Additionally, cash bonuses were not awarded based on specific Company or individual performance criteria or targets. We believed this discretionary and subjective approach helped to mitigate the incentive an executive officer may have to expose the Company to excessive risk in order to increase his or her potential cash bonus.

The Compensation Committee evaluated Mr. Ward’s bonus recommendations for the compensation reviews conducted in June and December 2012. Following discussion and analysis of the factors referenced above, including an evaluation of the Company’s performance, and after making any necessary adjustments to Mr. Ward’s recommendations, the members of the Compensation Committee approved the cash bonus awards for our executive officers, including the payments to our named executive officers reflected in the Summary Compensation Table below.

Restricted Stock Grants. Our Board of Directors has the discretion to grant restricted stock under the SandRidge Energy, Inc. 2009 Incentive Plan (“2009 Incentive Plan”) pursuant to our restricted stock awards program. Restricted stock awards have been generally granted on a semi-annual basis and typically vest over a four-year period, except under certain limited circumstances, including the annual grants to Mr. Ward under the terms of his employment agreement discussed below. These long–term incentive awards have helped us to attract highly qualified individuals and align their compensation with the long-term interests of our stockholders. The four-year vesting period of these awards serves as a tool for the retention of our employees, including our executive officers. In addition, as with cash bonus awards, awarding shares of restricted stock semi-annually encouraged executive officer retention and continuity.

Grants of restricted stock were based on a subjective evaluation of the same factors that were used to determine the cash bonus awards, taking into consideration the Peer Company comparative information provided to the Compensation Committee. In addition, the committee considered the cost of such equity awards, the potential impact on dilution and, as discussed above, the relative value in relation to the other components of the executive compensation program.

Performance Evaluation

Oil and natural gas prices historically have been volatile and are beyond the control of our executive officers. Therefore, we did not historically base executive officer compensation decisions on pre-established performance targets as most of the applicable operational and financial performance measures are contingent upon the prices we receive or expect to receive from the sale of oil and natural gas and such measures do not necessarily reflect, in the short-term, certain key strategic decisions that have positioned the Company for long-term success. When making determinations regarding compensation in 2012, the Compensation Committee chiefly considered the executive team’s contributions to, and the long-term development and success of the Company with respect to identifying and acquiring new assets cost effectively and realizing the full potential of the Company’s existing asset base; achieving financial security and flexibility; and mitigating risk posed by fluctuating commodity prices. These elements were not specifically weighted in the committee’s consideration because the relative importance of each element could change from time to time and the responsibilities of each executive officer as they contribute to the achievement of any particular objective may vary. The committee considered the following in particular in 2012, believing the compensation awarded appropriately reflected the executives’ contributions to the described achievements and the value created thereby:

Realizing Full Potential of Company’s Assets

•	Increased production and reserves

•

The Company’s production for 2012 was 33.5 MMboe, representing a 44% increase over production for 2011. The increase is mostly attributable to the Company’s continued successful drilling program in the Mississippian play and the Permian Basin and the strategic acquisition of producing assets in the Gulf of Mexico in the second quarter of 2012.

•	Mississippian Play

•

The Company has become the industry leader in the prolific Mississippian play, one of the leading emerging liquids and natural gas plays in North America, where the Company operates the most wells, is the most active driller and on December 31, 2012 had approximately 1.89 million net acres in the play. The Company believes this significant acreage position will support enough future drilling locations to allow the Company to continue to operate and invest in the play for the foreseeable future.

•

From January 2010 through the end of 2012, the Company has invested $500 million in the acquisition of leaseholds in the Mississippian play and over $1.7 billion in drilling capital and infrastructure. The Company’s average net production there grew to 30.2 Mboe/d during the third quarter of 2012, increasing 138% from the third quarter of 2011. In addition, production has grown over 18x from the third quarter of 2010 to the third quarter of 2012.

•	Permian Basin

•

From 2009 through the end of 2012, the Company has made net investments in the Permian Basin of approximately $1.2 billion. As of year-end 2012, these assets were producing approximately 30,000 Boe/d, a 165% increase in production growth since year end 2009.

•	Gulf of Mexico

•

In April 2012, the Company completed its acquisition of Dynamic Offshore Resources, LLC, which contributed approximately 62.5MMboe of oil and natural gas reserves and 25 Mboe/d of production in the Gulf of Mexico to the Company’s asset base. The strategic acquisition of

Dynamic and other Gulf of Mexico assets in 2012 expanded the Company’s presence in the region, while adding valuable current oil and natural gas production and cash flow to help fund the Company’s expansion in the Mississippian play.

Financial Security and Flexibility and Commodity Price Risk Mitigation

•

In addition to the achievements described above, the Company took substantial steps in 2012 to close its capital spending funding gap, de-lever its balance sheet and further mitigate the risks inherent in oil and natural gas operations. Noteworthy accomplishments included:

•

In January 2012, the Company capitalized on its acreage position in the Mississippian play and monetized certain non-operated working interests and associated salt water disposal facilities by selling such assets to Repsol E&P USA Inc. for approximately $250 million in cash and a drilling and development carry of $750 million.

•

In April 2012, the Company sponsored the successful initial public offering of common units in SandRidge Mississippian Trust II, receiving approximately $590 million in cash in exchange for the conveyance of royalty interests in producing and development wells within a specified area of mutual interest. In addition to the cash proceeds, the Company retained an approximate 40% ownership interest in the trust.

•

In August 2012, the Company successfully refinanced $350 million of its Senior Floating Rate Notes due 2014 with part of the proceeds from a $1.1 billion offering of 7.5% Senior Notes due 2021 and 2023.

•	Recognizing the need to strengthen its balance sheet, the Company has continued efforts to significantly reduce its leverage ratios.

•

To help secure high rates of return for its drilling program while mitigating its exposure to commodity price volatility, the Company’s executive management hedged substantially all of its estimated oil production for 2013 at an attractive price of more than $96.00 per Bbl.

In determining the cash bonus and restricted stock awarded to Mr. Ward for 2012, the Compensation Committee considered Mr. Ward’s continued leadership in the horizontal development of the Mississippian play in Oklahoma and Kansas and the development of the Company’s assets in the Permian Basin. Mr. Ward recognized before the Company’s competitors the potential for a large scale statistical development of what has become one of the premier oil exploitation plays in the United States. While the Mississippian formation in Oklahoma and Kansas had been developed with vertically drilled wells for many decades, its potential had gone largely unnoticed and untapped until the Company quietly and inexpensively leased millions of acres, which it is now aggressively developing. As results were realized by the Company in the play, large independent producers and major integrated multinational companies turned their attention to the area and invested significant amounts of their own capital, driving up acreage costs after the Company had completed the large bulk of its planned acreage purchases. Mr. Ward’s efforts were instrumental in securing increased financial stability for the Company by attracting third party investment by a major international oil company in the Company’s Mississippian capital program. As a result, the Company has monetized approximately 28% of its Mississippian acreage position for approximately $2.33 billion, the entirety of which it acquired for approximately $400 million, enabling the Company to develop the acreage it has retained. In addition, the committee recognized that the Company’s transition to an oil-focused producer in the midst of a historical and sustained decline in natural gas prices and continued increase in oil production in both the Mississippian play and the Permian Basin was the result of Mr. Ward’s vision and, accordingly, his particular leadership is key to the Company’s success in the long-term. The committee also recognized Mr. Ward’s leadership in securing the acquisition of Dynamic Offshore Resources, LLC in early 2012 at an attractive valuation. Through this acquisition, the Company dramatically increased its oil production and substantially reduced its debt relative to EBITDA. The committee appreciates that, as a result of his nearly 20 years of experience as the co-founder of a successful multi-billion dollar exploration and production company, Mr. Ward is presented with opportunities that most other Peer

Company executives do not have. In addition, Mr. Ward’s extensive experience and expertise in drilling and operating onshore oil and gas wells has been a key factor in the Company’s success in acquiring its interests in and developing the Mississippian play. This experience, as well as Mr. Ward’s expertise in oil and gas financing techniques and risk mitigation, has provided the Company with an enduring competitive advantage in its business and operations. Therefore, the committee felt that Mr. Ward’s cash bonus and restricted stock awards reward the specific achievements described, encourage similar achievements in the future, reflect the importance of his particular leadership, and address the risks facing the Company if he were to pursue other opportunities.

Other Benefits

We also provide our executive officers the following forms of compensation:

Health and Welfare Benefits. Our executive officers are eligible to participate in medical, dental, vision, disability and life insurance to meet their health and welfare needs. These benefits are provided to assure that we are able to maintain a competitive position in terms of attracting and retaining officers and other employees. This is a fixed component of compensation and the benefits are provided on a nondiscriminatory basis to all of our employees.

Perquisites and Other Personal Benefits. We believe that the total mix of compensation and benefits provided to our executive officers is competitive and, generally, perquisites should not play a large role in our executive officers’ total compensation. As a result, the perquisites and other personal benefits we provide to our executive officers are limited. Under the terms of each named executive officer’s employment agreement, we will pay the fees and expenses related to one membership in a club in the Oklahoma City, Oklahoma area. The terms of Mr. Ward’s employment agreement provide for accounting support from certain Company employees for his personal investments. Mr. Ward reimburses us for half of each such accounting support employee’s annual salary and cash bonus. We have also agreed to provide access to an aircraft at our expense for the personal travel of Mr. Ward and his family and guests who accompany him or them. Mr. Ward pays all personal income taxes accruing as a result of aircraft use for personal travel. In addition, from time to time, the Company provides personal security services to Mr. Ward and his family.

Retirement Plan. We maintain a 401(k) retirement plan for the benefit of all of our executive officers and employees on a non-discretionary basis. Under the plan, eligible employees may elect to defer a portion of their earnings up to the annual maximum allowed by regulations promulgated by the Internal Revenue Service. We make matching contributions equal to 100% on the first 15% of employee deferred wages. Matching contributions are made in shares of our common stock.

Nonqualified Deferred Compensation Plan. We maintain a nonqualified deferred compensation plan (“NQDC Plan”) to provide our executive officers and other eligible employees flexibility for meeting their future income needs and assisting them in their retirement planning. Under the terms of the plan, eligible employees are provided the opportunity to defer income in excess of the Internal Revenue Service annual limitations on qualified 401(k) retirement plans.

Under the NQDC Plan, we may make discretionary contributions to the deferred compensation account of each participant. The Board of Directors has approved matching contributions for the plan equal to 100% of employee contributions up to 15% of the employee’s annual cash compensation minus any matching contributions made under the 401(k) retirement plan. Matching contributions are made in shares of our common stock.

Employment Agreements, Severance Benefits and Change in Control Provisions

Employment Agreements of our Named Executive Officers. We maintain employment agreements with our named executive officers to help ensure the retention of our executive officers in a competitive marketplace. These agreements are described in more detail below. Please read “— Disclosure Related to Summary

Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.” These agreements provide for severance compensation to be paid if the employment of the named executive officer is terminated under certain conditions, such as a change in control or termination without cause, each as defined in the agreements.

The employment agreements between us and our named executive officers and the related severance provisions are designed to meet the following objectives:

•

Change in Control. In certain scenarios, the potential to merge with or be acquired by another company may be in the best interest of our stockholders. We have agreed to provide severance compensation to our named executive officers if employment is terminated following a change in control transaction in recognition of the fact that our named executive officers may take actions in the best interest of our stockholders that ultimately lead to the termination of their employment.

•

Termination without Cause. If we terminate any of our named executive officers’ employment without cause, we will pay certain compensation and other benefits to the terminated named executive officer. We believe this arrangement is appropriate because it is consistent with the triggering events and associated payments found in employment agreements of companies that we compete against for executive-level talent. We also believe it is beneficial for us and our named executive officers to have a mutually agreed upon severance package in place prior to any termination event, which we believe provides us with more flexibility to make a change in senior management if such a change is in our and our stockholders’ best interest.

Other Matters

Stock Ownership Guidelines and Hedging. Prior to 2013, we did not have ownership requirements or a stock retention policy for our named executive officers in general. However, Mr. Ward’s employment agreement requires the value of the shares of our common stock that he beneficially owns to remain above 500% of his annual salary and bonus. Based on Mr. Ward’s salary and bonus paid during 2012, the price of our common stock and Mr. Ward’s share ownership levels, he was well above the required holding amount in 2012.

Risk. Our compensation program for executives is designed to discourage excessive risk taking. In that regard, (i) cash bonuses for 2012 and prior periods were discretionary and not awarded pursuant to a formal plan or agreement or based on specific individual or Company performance metrics; and (ii) incentive compensation was historically provided only in the form of restricted stock awards, which (a) unlike awards in the form of stock options, do not provide an incentive to take unnecessary risk to increase stock price; (b) are not tied to formulas that could focus executives on specific short-term outcomes; and (c) vest over a four-year period to better align the compensation of our executive officers with the interests of our long-term stockholders.

Tax Treatment of Executive Compensation Decisions. Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1,000,000 paid to our chief executive officer or any of the three other most highly compensated executive officers (other than the chief financial officer), unless the compensation qualifies as “performance-based compensation.” Our Compensation Committee considers the impact of Section 162(m) when making compensation decisions and attempts to preserve the tax deductibility of executive compensation when doing so is consistent with the committee’s overall compensation philosophy and in the Company’s best interest. However, the Compensation Committee may award nondeductible compensation when it believes that such awards are in the Company’s best interest, balancing short term tax efficiency with the Company’s long-term strategic objectives.

Changes to Executive Compensation Due to Market Conditions. As of the date of this report, current economic conditions and recent difficulties in global markets have not affected how we evaluate executive compensation. However, we are mindful of the current state of the United States and world economies and continue to evaluate whether adjustments to executive compensation are appropriate in light of such circumstances.

Consideration of “Say on Pay” and “Say on Frequency” Voting Results. At our 2011 annual meeting of stockholders, the Company’s stockholders approved the compensation provided to our named executive officers in an advisory vote, with over 70% of ballots cast being voted to approve the executive compensation program. Based on this approval, the Compensation Committee did not change its overall approach to compensation during 2011 or 2012. However, as described above under “2013 Executive Compensation Program Changes,” in 2013 the Compensation Committee initiated a thorough review of the Company’s executive compensation practices and related governance process.

In addition, the Board considered the results of the stockholder vote in 2011 regarding how frequently stockholders wish to conduct future say on pay votes. Because a majority of votes cast expressed a preference for conducting a say on pay vote every three years, the Board initially determined to submit executive compensation for stockholder consideration triennially. However, in 2013, the Compensation Committee recommended, and the Board approved, an annual say-on-pay vote beginning at the Company’s 2014 annual meeting of stockholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Compensation Committee Members

Stephen C. Beasley

William A. Gilliland

Jim J. Brewer

Summary Compensation

The following table sets forth the compensation of the named executive officers for each of the fiscal years ended December 31, 2012, 2011 and 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(4)	All Other Compensation(5)	Total
Tom L. Ward	2012	$1,549,212	$1,545,000	$16,250,004	$1,420,406	$20,764,622
Chairman and Chief Executive Officer	2011	$1,502,596	$1,523,000	$20,771,971	$1,463,935	$25,261,502
	2010	$1,500,000	$1,500,000	$17,284,585	$1,471,672	$21,756,257

Matthew K. Grubb(1)	2012	$930,566	$927,000	$3,615,000	$348,879	$5,821,445
Former President and Chief Operating Officer	2011	$900,519	$914,000	$4,672,500	$338,626	$6,825,645
	2010	$755,770	$855,000	$2,127,335	$224,454	$3,962,829

James D. Bennett(2)	2012	$723,774	$721,000	$1,671,318	$256,005	$3,372,097
President and Chief Financial Officer	2011	$670,789	$710,500	$6,153,250	$204,913	$7,739,452
	2010	$—	$—	$—	$—	$—

Todd N. Tipton(3)	2012	$455,746	$454,000	$903,750	$136,380	$1,949,876
Former Executive Vice President — Exploration	2011	$424,884	$447,500	$1,168,125	$119,904	$2,160,413
	2010	$401,692	$304,500	$585,015	$105,221	$1,396,428

Rodney E. Johnson(3)	2012	$455,746	$459,500	$903,750	$136,380	$1,955,376
Former Executive Vice President — Corporate Reserves and Acquisitions and Divestures	2011	$421,039	$447,000	$1,168,125	$123,060	$2,159,224
	2010	$376,924	$355,500	$425,465	$108,994	$1,266,883

(1)	Mr. Grubb’s employment with the Company ended March 15, 2013.

(2)	Mr. Bennett’s employment with the Company began in January 2011.

(3)	Mr. Tipton’s and Mr. Johnson’s employment with the Company ended May 10, 2013.

(4)	Includes the aggregate fair value at date of each grant of restricted stock to a named executive officer. The value is calculated in accordance with Financial Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation. These amounts do not necessarily correspond to the actual value that will be realized by our named executive officers. See “— Disclosure Related to Summary Compensation Table and Grants of Plan-Based Awards Table” below for a description of the material features of these awards. The amount reported in this column for Mr. Bennett in 2011 includes the aggregate fair value of shares of restricted stock granted to Mr. Bennett on February 1, 2011 in conjunction with his appointment as the Company’s Executive Vice President and Chief Financial Officer.

(5)	During 2012, each of the Company’s named executive officers other than Mr. Ward used tickets for Oklahoma City Thunder professional basketball games that are provided to the Company in connection with its sponsorship of the team. However, no incremental cost is associated with such tickets. All Other Compensation provided to our named executive officers consists of the following:

Name	Year	Life Insurance Premiums	Company Matching Contributions to 401(k) Plan	Deferred Compensation Match	Other(a)		Perquisites(b)	Total
Tom L. Ward	2012	$261	$22,500	$440,740		$—	$956,905	$1,420,406
	2011	$360	$22,000	$428,000		$—	$1,013,575	$1,463,935
	2010	$360	$22,000	$426,269		$—	$1,023,043	$1,471,672
Matthew K. Grubb	2012	$261	$17,000	$260,944		$—	$70,674	$348,879
	2011	$360	$16,500	$252,635		$—	$69,131	$338,626
	2010	$360	$16,500	$207,594		$—	$—	$224,454
James D. Bennett	2012	$261	$17,000	$158,066	$		$80,678	$256,005
	2011	$270	$16,500	$—		$122,399	$63,322	$204,913
	2010	$—	$—	$—		$—	$—	$—
Todd N. Tipton	2012	$261	$22,500	$113,619		$—	$—	$136,380
	2011	$360	$22,000	$97,544		$—	$—	$119,904
	2010	$360	$22,000	$82,861		$—	$—	$105,221
Rodney E. Johnson	2012	$261	$22,500	$113,619		$—	$—	$136,380
	2011	$360	$22,000	$100,700		$—	$—	$123,060
	2010	$360	$22,000	$86,634		$—	$—	$108,994

(a)	The amount reported in this column for Mr. Bennett represents amounts for relocation and temporary housing expenses paid to Mr. Bennett to move his family from Houston, Texas to Oklahoma City, Oklahoma pursuant to his employment by the Company, which began in January 2011.

(b)	The amount reported in this column for Mr. Ward in 2012 includes (i) $725,862 for costs related to accounting support from our employees for Mr. Ward’s personal investments; (ii) $128,116 for costs related to personal use of Company aircraft; (iii) $29,870 for personal travel expenses (iv) $65,167 for personal security provided to Mr. Ward and his family; and (v) $7,890 for club membership dues and fees. Accounting support costs include 50% of the salaries and bonuses paid to the employees primarily engaged in providing these services, 100% of the costs of the benefits the Company provides to these employees and the value of restricted stock awarded to such employees. The amounts attributable to aircraft usage and personal security are based on the incremental cost to the Company. Incremental cost for aircraft usage is based on direct operating costs, including fuel, airport fees and incremental pilot costs, of Company owned aircraft (excluding capital costs of the aircraft) and costs attributable to leasing aircraft not owned by the Company (based on hourly fees), and incremental cost for Mr. Ward’s personal security includes the cost of salaries and fees for security personnel. The amount reported in this column for Mr. Grubb in 2012 includes (i) $62,784 for costs related to personal use of Company aircraft and (ii) $7,890 for club membership dues and fees. The amount reported in this column for Mr. Bennett in 2012 includes (i) $75,066 for costs related to personal use of Company aircraft and (ii) $5,612 for club membership dues and fees.

Grants of Plan-Based Awards

The following table sets forth information about each grant of an equity award made to our named executive officers in 2012 pursuant to our restricted stock awards program.

Grants of Plan-Based Awards for the Year Ended December 31, 2012

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value
Tom L. Ward	January 13, 2012	2,018,634	$16,250,004
Matthew K. Grubb	January 13, 2012	250,000	$2,012,500
	July 13, 2012	250,000	$1,602,500
James D. Bennett	January 13, 2012	93,750	$754,688
	July 13, 2012	143,000	$916,630
Todd N. Tipton	January 13, 2012	62,500	$503,125
	July 13, 2012	62,500	$400,625
Rodney E. Johnson	January 13, 2012	62,500	$503,125
	July 13, 2012	62,500	$400,625

Disclosure Related to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of factors that may be relevant in reviewing the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Employment Agreements

Employment Agreement of Tom L. Ward. Mr. Ward serves as our Chief Executive Officer under the terms of an employment agreement, which became effective as of December 20, 2011 and is extended each year on the anniversary of the effective date so that, until the Company provides notice of non-renewal, the agreement’s remaining term is at least two years and no more than three years. The agreement entitles Mr. Ward to (i) an annual base salary of at least $1,545,000, subject to increase at the discretion of the Board of Directors; (ii) the opportunity to earn a cash bonus to be determined in the sole discretion of the Board of Directors or the Compensation Committee of the Board; and (iii) an annual grant of restricted stock with a value of at least $16,250,000 to be granted each January throughout the term of the agreement. The employment agreement also provides for the following forms of compensation to be provided to Mr. Ward:

•

compensation we provide to our employees that provide accounting support for his personal investments, excluding 50% of the salaries and bonuses paid to such individuals that Mr. Ward reimburses to the Company;

•	the fees and expenses related to one country club membership in Oklahoma City, Oklahoma;

•	use of the Company’s aircraft for personal travel by himself and his family and guests; and

•	participation in all of our benefit plans and programs.

Mr. Ward’s employment agreement also contains non-competition and confidentiality provisions in the event Mr. Ward’s employment with us is terminated and further includes provisions governing the payment of severance benefits if his employment is terminated by us without cause or in connection with a change in control. The agreement also addresses payments due upon the termination of Mr. Ward’s employment due to death or disability. For a description of these payments, please read “— Potential Payments upon Termination or Change in Control” below.

Additionally, if any of the payments or benefits described above are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), Mr. Ward is entitled to receive a gross-up payment equal to the amount of excise tax imposed plus all taxes imposed on the gross-up payment.

Employment Agreements of our Other Named Executive Officers. Each of our other named executive officers entered into an employment agreement with the Company, the initial term of which is effective as of December 20, 2011 and ends on December 31, 2013 and automatically extends for an additional one-year term on the expiration date of the agreement, unless terminated in accordance with its terms. Pursuant to each of these employment agreements, we agreed to pay an annual base salary equal to or greater than the minimum amount set forth in each respective agreement as follows: Mr. Grubb — $927,000; Mr. Bennett — $721,000; Mr. Tipton — $454,000; and Mr. Johnson — $454,000. The terms of the agreements also provide for (i) additional bonus compensation, to be determined in our sole discretion, (ii) awards of restricted stock under and subject to our equity compensation plans, (iii) the fees and expenses related to one membership in a club in the Oklahoma City, Oklahoma area; and (iv) benefits under all other benefit plans generally provided to our other executive officers. Under the terms of Mr. Bennett’s employment agreement, during 2012, his second year of employment with the Company, he is entitled to receive grants of restricted stock valued at not less than a total of $2,000,000, to be granted in two equal installments in each of July 2012 and January 2013.

The terms of these agreements provide that, each of Messrs. Grubb, Bennett, Tipton, and Johnson would receive, upon a termination in connection with a change in control event, a lump sum cash payment in an amount equal to three times the sum of each of their respective base salary and average annual bonus.

The employment of Mr. Grubb with the Company terminated effective March 15, 2013. Pursuant to the terms of his Separation Agreement with the Company, Mr. Grubb will be entitled to: (i) a lump sum payment equal to his current annual base salary, payable within sixty (60) days of his termination, (ii) an additional cash payment equal to his current annual base salary plus the amount of his annual bonus for 2012, payable in equal installments over a 12-month period beginning within sixty (60) days of his termination, and (iii) the vesting of 1,135,833 shares of previously issued restricted stock. In addition, the Company agreed to pay or reimburse Mr. Grubb for any premiums he pays for continued coverage under the Company’s group health plan through COBRA for up to 6 months following his termination and to permit Mr. Grubb to use certain of the Company’s tickets to Oklahoma City Thunder home games for the remainder of the 2012-13 season.

The employment of each of Messrs. Tipton and Johnson with the Company terminated effective May 10, 2013. Pursuant to the terms of their Separation Agreements with the Company, Messrs. Tipton and Johnson are entitled to: (i) a lump sum payment equal to his current annual base salary, payable within sixty (60) days of his termination and (ii) the vesting of previously issued restricted stock — 286,541 shares for Mr. Tipton and 276,666 shares for Mr. Johnson.

Each employment agreement also includes provisions governing the payment of severance benefits if employment is terminated by us without cause or in connection with a change of control. Each agreement also addresses payments due upon termination due to death or disability. For a description of these payments, please read “— Potential Payments Upon Termination or Change in Control” below.

2009 Incentive Plan

In June 2009, our stockholders approved the adoption of the 2009 Incentive Plan. The 2009 Incentive Plan authorizes the grant of stock options, stock appreciation rights, shares of restricted stock, restricted stock units and any other form of award based on the value (or the increase in value) of shares of our Common Stock. The 2009 Incentive Plan also permits cash incentive awards. Any current employee, officer, director, consultant or advisor of the Company and any of its present or future parent or subsidiary entities or any other business venture in which we have a controlling interest is eligible to be granted an award.

Restricted stock awards are grants of Common Stock made to eligible persons subject to restrictions, terms and conditions as established by the Compensation Committee. The grants of restricted stock are issued and outstanding shares from the date of the grant but are subject to forfeiture. An eligible person will become the holder of shares of restricted stock free of all restrictions if he or she complies with all restrictions, terms and conditions. Otherwise, the shares will be forfeited back to the Company. In most cases, holders of outstanding shares of restricted stock will not have the right to vote the shares of restricted stock granted under the 2009 Stock Plan until all restrictions, terms and conditions are satisfied.

Subject to adjustments allowed under the 2009 Incentive Plan, the 2009 Incentive Plan authorizes up to 28,500,000 shares of Common Stock to be used for awards. As of March 31, 2013, 6,670,289 shares, representing 1.35% of the outstanding shares of our Common Stock, are available to be used for future awards. If any award made under the 2009 Incentive Plan expires or is terminated, surrendered or canceled without having been fully exercised, is forfeited in whole or in part, or results in any shares not being issued, the unused shares covered by such award shall again be available for grants under the plan. Further, shares tendered to the Company by a participant to exercise an award shall be added to the number of shares available for grants under the plan.

Outstanding Equity Awards at Fiscal Year-End

The following table reflects all outstanding equity awards held by each of our named executive officers as of December 31, 2012:

Outstanding Equity Awards as of December 31, 2012

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)
Tom L. Ward	5,155,947	$32,740,263
Matthew K. Grubb	1,058,333	$6,720,415
James D. Bennett	818,000	$5,194,300
Todd N. Tipton	268,916	$1,707,617
Rodney E. Johnson	255,416	$1,621,892

(1)	Each award is an award of restricted stock that vests in 25% increments on the first four anniversaries of the grant date.

(2)	Valuations are based on $6.35 per share, which was the last trading price for a share of our Common Stock on the NYSE on December 31, 2012.

(3)	Includes 125,000 shares of the 500,000 shares granted on January 9, 2009; 156,500 shares of the 625,000 shares granted on July 10, 2009; 406,250 shares of the 812,500 shares granted on January 8, 2010; 677,083 shares of the 1,354,167 shares granted on July 9, 2010; 1,218,750 shares of the 1,625,000 shares granted on January 14, 2011; 553,980 shares of the 738,640 shares granted on July 8, 2011; and 2,018,634 shares granted on January 13, 2012.

(4)	Includes 22,500 shares of the 90,000 shares granted on January 9, 2009; 27,500 shares of the 110,000 shares granted on July 10, 2009; 50,000 shares of the 100,000 shares granted on January 8, 2010; 83,333 shares of the 166,667 shares granted on July 9, 2010; 187,500 shares of the 250,000 shares granted on January 14, 2011; 187,500 shares of the 250,000 shares granted on July 8, 2011; 250,000 shares granted on January 13, 2012; and 250,00 shares granted on July 13, 2012.

(5)	Includes 525,000 shares of the 700,000 shares granted on February 1, 2011; 56,250 shares of the 75,000 shares granted on July 8, 2011; 93,750 shares granted on January 13, 2012; and 143,000 shares granted on July 13, 2012.

(6)	Includes 6,750 shares of the 27,000 shares granted on January 9, 2009; 6,750 shares of the 27,000 shares granted on July 10, 2009; 13,750 shares of the 27,500 shares granted on January 8, 2010; 22,916 shares of the 45,833 shares granted on July 9, 2010; 46,875 shares of the 62,500 shares granted on January 14, 2011; 46,875 shares of the 62,500 shares granted on July 8, 2011; 62,500 shares granted on January 13, 2012; and 62,500 shares granted on July 13, 2012.

(7)	Includes 5,000 shares of the 20,000 shares granted on January 9, 2009; 5,000 shares of the 20,000 shares granted on July 10, 2009; 10,000 shares of 20,000 shares granted on January 8, 2010; 16,666 shares of the 33,333 shares granted on July 9, 2010; 46,875 shares of the 62,500 shares granted on January 14, 2011; 46,875 shares of the 62,500 shares granted on July 8, 2011; 62,500 shares granted on January 13, 2012; and 62,500 shares granted on July 13, 2012.

Option Exercises and Stock Vested

The following table reflects the restricted stock of each of our named executive officers that vested during 2012. No stock options were outstanding or exercised in 2012.

Option Exercises and Stock Vested for the Year Ended December 31, 2012

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Tom L. Ward	1,506,511	$11,084,326
Matthew K. Grubb	260,417	$1,881,742
James D. Bennett	193,750	$1,490,813
Todd N. Tipton	69,833	$506,335
Rodney E. Johnson	59,583	$431,940

(1)	Valuations for all of the named executive officers are based on the last trading price for a share of our common stock on the NYSE on the applicable vesting date for shares of restricted stock held by a named executive officer.

Nonqualified Deferred Compensation

We maintain a nonqualified deferred compensation plan (the “NQDC Plan”) for the benefit of eligible employees, including all of our named executive officers. Under the NQDC Plan, we may make discretionary contributions to the deferred compensation account of each participant. The Board of Directors has approved matching contributions for the NQDC Plan equal to 100% of employee contributions up to 15% of the employee’s annual cash compensation minus matching contributions made under our 401(k) plan. Matching contributions are made with shares of our common stock. Matching contributions are calculated on behalf of each participant following the end of each calendar quarter. All matching contributions vest at the rate of 25% per year over the four-year period beginning on the date the employee first participates in the plan. The participant must be employed on the last day of the plan year in order to be eligible for vesting of contributions for that plan year.

An active participant of the NQDC Plan shall be fully vested upon the first to occur of the following events: (a) attainment of normal retirement age; (b) death; (c) disability; (d) change in control; or (e) satisfaction of the plan’s vesting requirements.

The maximum employee compensation that can be deferred under our 401(k) plan and the NQDC Plan is a total of 75% of base salary and 75% of cash bonus. Participant contributions to the NQDC Plan are held in a rabbi trust and are adjusted for earnings and losses based on deemed investment choices selected by the participant from the fund selections made available under the plan. We do not provide guaranteed, above-market or preferential earnings on deferred compensation. The available investment choices mirror the investment choices available under our 401(k) plan.

No in-service distributions are permitted under the plan unless in the event of an unforeseeable emergency or a change in control of the Company. Upon separation of service of a participant for any reason other than retirement, the participant’s balance is paid in a lump sum in cash as soon as practicable following the date of the qualifying distribution event. In the event the separation of employment is due to retirement after turning age 60, the vested balance is paid to the participant in the manner specified by the participant.

Any assets we place in trust to fund future obligations of the NQDC Plan are subject to the claims of creditors in the event of our insolvency or bankruptcy. Participants have no greater rights than those of an unsecured creditor as to their rights to receive payment of deferred compensation from the plan.

The following table sets forth activity under the NQDC Plan for 2012:

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End(2)
Tom L. Ward	$440,740	$440,740	$(90,205)	$—	$2,247,934
Matthew K. Grubb	$260,944	$260,944	$(45,451)	$—	$1,280,670
James D. Bennett	$158,066	$158,066	$(14,132)	$—	$301,999
Todd N. Tipton	$113,619	$113,619	$(28,701)	$—	$530,185
Rodney E. Johnson	$113,619	$113,619	$(8,622)	$—	$887,244

(1)	Matching contributions are made with shares of our common stock and are included as “All Other Compensation” in the Summary Compensation Table for the 2012 fiscal year.

(2)	Includes amounts included as All Other Compensation in the Summary Compensation Table for the 2011 and 2010 fiscal years equal to $428,000 and $426,269 for Mr. Ward; $252,635 and $207,594 for Mr. Grubb; $97,554 and $82,861 for Mr. Tipton; and $100,700 and $86,635 for Mr. Johnson, respectively.

Potential Payments Upon Termination or Change in Control

Severance Under Employment Agreement of Tom L. Ward

Termination Without Cause. In the event we terminate Mr. Ward’s employment without Cause (as defined in Mr. Ward’s employment agreement), Mr. Ward is entitled to receive (1) his base salary in effect on the date of termination for 36 months; (2) three times the average of his annual bonus for the three years preceding the termination; and (3) any vacation pay accrued but unused through the date of termination.

Termination in Connection with Change in Control. In the event that Mr. Ward’s employment is terminated within two years of a Change in Control event (as defined below) other than for Cause, death or disability, Mr. Ward is entitled to receive (1) a single, lump sum severance payment within 60 days of termination equal to three times his base salary as in effect on the termination date (or, if greater, the highest base salary in effect during the three year period ending on the termination date) and bonus paid (based on an average of the last three annual bonuses paid) and (2) any applicable Gross-Up Payment (as defined below). If the foregoing amount is not paid within 60 days of the termination of Mr. Ward’s employment following the Change in Control event, the unpaid amount will bear interest at a rate equal to 12% per annum. To the extent that any payment or distribution is subject to excise tax under Section 4999 of the Code or any other interest or penalties related to such excise tax (collectively, “Excise Tax”), the agreement provides we will pay an additional amount (the “Gross-Up Payment”) such that, after payment by Mr. Ward of all taxes on the Gross-Up Payment, he will retain an amount of the Gross-Up Payment equal to the Excise Tax.

In addition, notwithstanding any provision to the contrary in any option agreement, restricted stock agreement, plan or other agreement relating to equity based compensation, in the event of a termination without Cause or in connection with a Change in Control, (1) all of Mr. Ward’s units, stock options, incentive stock options, performance shares, stock appreciation rights and restricted stock will immediately vest; (2) Mr. Ward’s right to exercise any previously unexercised options will not terminate until the latest date on which such option would expire but for Mr. Ward’s termination; and (3) Mr. Ward will have the right to receive a lump sum payment equal to the value of the restricted stock that he would have received over the next three years if his employment with the Company had continued, payable, in the Company’s discretion, in cash or in shares (the “Long-Term Retention Incentive”). To the extent we are unable to provide for one or both of the rights described under either (1) or (2) above, we will provide in lieu thereof a lump-sum cash payment equal to the difference between the total value of such awards with the foregoing rights and the total value without the foregoing rights.

In addition, Mr. Ward will be entitled to the above-described payments if, within two years of a Change in Control, he resigns for good reason which includes a material diminution in his authority, duties or responsibilities, a material reduction in his base salary or his failure to be elected, be reelected or serve as the Chairman of the Board of the Company.

Termination for Cause. If Mr. Ward is terminated for Cause, we will have no obligation to provide further payments or benefits.

Voluntary Termination. If Mr. Ward voluntarily terminates with or without Cause, we have no further obligations except for any obligations expressly surviving termination of employment. If Mr. Ward desires to voluntarily terminate, he must give 90 days’ notice of his intent to terminate during which time he can use accrued vacation time or be paid for such days.

Termination due to Disability. If Mr. Ward’s employment is terminated due to disability, he is entitled to receive his base salary in effect on the date of termination for 36 months and any vacation pay accrued but unused through the date of termination.

Termination due to Death. If Mr. Ward’s employment terminates due to death, his estate is entitled to receive a lump sum payment equal to (1) his base salary in effect on the date of termination for 12 months; (2) the average of his annual bonus for the three preceding years; and (3) any vacation pay accrued but unused.

“Change of Control” Definition. Under Mr. Ward’s employment agreement, a “Change of Control” generally means any one of the following:

(a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than Mr. Ward or his affiliates, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 40% or more of either (i) the then-outstanding shares of the Company’s Common Stock (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”);

(b) the individuals who, as of December 20, 2011, constituted the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, except that any individual becoming a director after December 20, 2011 whose election, or nomination for election by the stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board as of December 20, 2011;

(c) the consummation of a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of the assets of the Company, unless following such transaction (i) the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such transaction beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such transaction in substantially the same proportions to one another as their ownership, immediately prior to such transaction of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no person (other than Mr. Ward or his affiliates) beneficially owns, directly or indirectly, 40% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from the transaction or the combined voting power of the then-outstanding voting securities of such entity except to the extent such ownership existed prior to the transaction, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such transaction; or

(d) the approval by the stockholders of the Company of a complete plan of liquidation or dissolution of the Company.

Severance Under Employment Agreements of our Other Named Executive Officers

Termination Without Cause. In the event we terminate a named executive officer’s employment without Cause (as defined in the executive’s employment agreement), the terminated executive is entitled to receive an amount equal to twelve months base salary in effect on the date of termination, and if at the time of such termination Mr. Ward is not the Chairman and Chief Executive Officer of the Company, then (a) all units, stock options, incentive stock options, performance shares, stock appreciation rights and restricted stock granted and held by the executive immediately prior to such termination will immediately vest; and (b) the executive’s right to exercise any previously unexercised options will not terminate until the latest date on which such option would expire but for the executive’s termination of employment.

Termination in Connection with Change in Control. In the event that employment is terminated within two years of a Change in Control event (which term has the same meaning as set forth above under the description of Mr. Ward’s employment agreement) without Cause, death or disability, the executive is entitled to receive a single, lump sum severance payment within sixty days of termination equal to three times his base annual salary in effect on the date of termination and bonus paid (based on an average of the last three annual bonuses paid or such lesser number of years as he was employed). If the foregoing amount is not paid within sixty days after the Change in Control event, the unpaid amount will bear interest at a rate equal to 12% per annum. The right to this termination compensation upon a Change in Control is subject to the executive’s execution of a severance agreement at the time of termination which will operate as a release of all legally waivable claims against us. Such payment is further conditioned upon the executive’s compliance with all of the provisions of his employment agreement, including all post-employment obligations.

In addition, notwithstanding any provision to the contrary in any option agreement, restricted stock agreement, plan or other agreement relating to equity based compensation, in the event of a termination in connection with a Change in Control, all of the executive’s units, stock options, incentive stock options, performance shares, stock appreciation rights and restricted stock (collectively, “awards”) will immediately vest. Further, the executive’s right to exercise any previously unexercised options will not terminate until the latest date on which such option would expire but for the executive’s termination. To the extent we are unable to provide for one or both of the foregoing rights, we will provide in lieu thereof a lump-sum cash payment equal to the difference between the total value of such awards with the foregoing rights and the total value without the foregoing rights. The right to this termination compensation is subject to the executive’s execution of a severance agreement at the time of termination which will operate as a release of all legally waivable claims against us. Such payment is further conditioned upon the executive’s compliance with all of the provisions of his employment agreement, including all post-employment obligations.

In addition, the executive will be entitled to the above-described payments if, within two years of a Change in Control, he resigns for good reason which includes a material diminution in his authority, duties or responsibilities or a material reduction in his base salary.

Termination for Cause. If the executive is terminated for Cause, we will have no further obligation to provide further payments or benefits.

Voluntary Termination. If the executive voluntarily terminates with or without Cause, we have no further obligations except for any obligations expressly surviving termination of employment. If the executive desires to voluntarily terminate, he must give 30 days’ notice of his intent to terminate.

Termination due to Disability. If the executive’s employment is terminated due to disability, he is entitled to receive twelve months base salary in effect on the termination date. This amount will be reduced by any benefits payable under any disability plans provided by us pursuant to his employment agreement.

Termination due to Death. If the executive’s employment terminates due to death, his estate is entitled to receive a lump sum payment equal to his base salary in effect on the date of his death plus any vacation pay accrued but unused.

If any amount payable to the executive under the executive’s employment agreement or otherwise would constitute a “parachute payment” within the meaning of Section 280G of the Code and, but for the terms of the agreement, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the executive’s payments under the agreement will be reduced to the greatest amount that would not be subject to the Excise Tax if, after taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, the executive would retain a greater amount on an after-tax basis following such reduction.

Summary of Potential Payments upon Termination or Change in Control

The following table presents our reasonable estimate of the benefits that would have been payable to our named executive officers under their employment agreements assuming that each triggering event took place on December 31, 2012. While we have made reasonable assumptions regarding the amounts, there can be no assurance that the named executive officers would have received the amounts reflected below in the event of an actual termination of employment.

Name	Termination Other than for Cause		Termination for Cause	Termination in Connection with a Change in Control		Termination Due to Disability		Termination Due to Death
Tom L. Ward	$90,900,744	(b)	$—	$97,357,422	(c)	$37,583,244	(d)	$36,015,744	(e)
Matthew K. Grubb(a)	$7,647,415	(f)	$—	$12,166,915	(g)	$927,000	(h)	$927,000	(h)
James D. Bennett	$5,915,300	(f)	$—	$9,504,550	(g)	$721,000	(h)	$721,000	(h)
Todd N. Tipton(a)	$2,161,617	(f)	$—	$4,275,117	(g)	$454,000	(h)	$454,000	(h)
Rodney E. Johnson(a)	$2,086,892	(f)	$—	$4,278,892	(g)	$465,000	(h)	$465,000	(h)

(a)	Mr. Grubb’s employment with the Company ended on March 15, 2013, and Mr. Tipton’s and Mr. Johnson’s employment with the Company ended on May 10, 2013.

(b)	Amount includes (a) Mr. Ward’s base salary for thirty-six months ($4,635,000); (b) three times the average of Mr. Ward’s annual bonus (“Average Bonus”) for the last three years ($4,567,500); (c) the maximum value of his accrued vacation assuming he took no time off during the year ($207,981); (d) the vesting of all of Mr. Ward’s 5,155,947 shares of unvested restricted stock held as of December 31, 2012, based on an $6.35 per share price, which was the last trading price on December 31, 2012 (the “Vesting Benefit”) ($32,740,263); and (e) the Long-Term Retention Incentive ($48,750,000).

(c)	Amount includes (a) three times Mr. Ward’s base salary ($4,635,000); (b) three times the Average Bonus ($4,567,500); (c) a tax gross-up payment ($6,664,659); (d) the Vesting Benefit ($32,740,263); and (e) the Long-Term Retention Incentive ($48,750,000).

(d)	Amount includes (a) Mr. Ward’s base salary for thirty-six months ($4,635,000); (b) the maximum value of his accrued vacation assuming he took no time off during the year ($207,981); and (c) the Vesting Benefit ($32,740,263).

(e)	Amount includes (a) Mr. Ward’s base salary for twelve months ($1,545,000); (b) the Average Bonus ($1,522,500); (c) the maximum value of his accrued vacation assuming he took no time off during the year ($207,981); and (d) the Vesting Benefit ($32,740,263).

(f)	Amount includes each officer’s base salary for 12 months. Additionally, if Mr. Ward is not the Chairman and Chief Executive Officer of the Company at the time of such termination, each officer’s unvested restricted stock held as of December 31, 2012 would vest, providing him a benefit based on a $6.35 per share price, which was the last trading price on December 31, 2012. For Mr. Grubb, the benefit would equal $6,720,415 based on 1,058,333 shares; for Mr. Bennett, the benefit would equal $5,194,300 based on 818,000 shares; for Mr. Tipton, the benefit would equal $1,707,617 based on 268,916 shares; and for Mr. Johnson, the benefit would equal $1,621,892 based on 255,416 shares.

(g)	Amount includes (a) three times the sum of each officer’s base salary and average bonus paid for the last three years and (b) the vesting of all of each such officer’s shares of unvested restricted stock held as of December 31, 2012, providing each officer the benefit described in note (e) above.

(h)	Amount includes each officer’s base salary for 12 months.

Indemnification

We have entered into an indemnification agreement with each of our directors and executive officers (each an “indemnitee”), which is intended to permit indemnification to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware. It is possible that the applicable law could change the degree to which indemnification is expressly permitted.

Each indemnification agreement covers expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred by an indemnitee when, in his or her capacity as a director or officer, the indemnitee is made or threatened to be made a party to any suit or proceeding. Each indemnification agreement generally covers claims relating to the fact that the indemnitee is or was an officer, director, employee or agent of ours or any of our affiliates, or is or was serving at our request in such a position for another entity. Each indemnification agreement also obligates us to promptly advance all reasonable expenses incurred in connection with any claim. The indemnitee is, in turn, obligated to reimburse us for all amounts so advanced if it is later determined that the indemnitee is not entitled to indemnification. The indemnification provided under the indemnification agreements is not exclusive of any other indemnity rights of an indemnitee; however, double recovery by an indemnitee is prohibited.

We are not obligated to indemnify the indemnitee with respect to claims brought by the indemnitee against:

•	the Company, except for:

•	claims regarding the indemnitee’s rights under the indemnification agreement;

•	claims to enforce a right to indemnification under any statute or law; and

•	counter-claims against us in a proceeding brought by us against the indemnitee; or

•	any other person, except for claims approved by our Board of Directors.

We have also agreed to obtain and maintain director and officer liability insurance for the benefit of each of our directors and executive officers. These policies include coverage for losses for wrongful acts and omissions and to ensure our performance under the indemnification agreements. Each of our directors and executive officers is named as an insured under the policies and provided with the same rights and benefits as the most favorably insured of our directors and officers.

Director Compensation

Directors who also serve as employees receive no compensation for serving on our Board of Directors. Non-employee directors are each entitled to receive a $50,000 annual retainer. In addition, non-employee directors receive $12,500 for each in-person meeting attended, not to exceed $75,000 in any given year. In 2012, each non-employee director also received grants of shares of restricted stock that will vest in 25% increments on each of the first four anniversaries following the date of grant. In March 2013, the Board of Directors agreed to set director compensation at approximately $250,000 annually.

The following table sets forth the compensation of our non-employee directors for the fiscal year ended December 31, 2012.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Jim J. Brewer	$112,500	$275,003	$387,503
Everett Dobson	$112,500	$275,003	$387,503
William A. Gilliland	$112,500	$275,003	$387,503
Daniel W. Jordan	$112,500	$275,003	$387,503
Roy T. Oliver, Jr.	$112,500	$275,003	$387,503
Jeffrey S. Serota	$87,500	$275,003	$362,503

(1)	Includes the aggregate fair value at date of each grant of restricted stock to a named executive officer. The value is calculated in accordance with Financial Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation. These amounts do not necessarily correspond to the actual value that will be recognized by our directors.

(2)	Mr. Jordan resigned from the Board of Directors on April 26, 2013.

Outstanding Equity Awards by Directors

The following table reflects all outstanding equity awards held by our directors as of December 31, 2012.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(1)		Market Value of Shares or Units of Stock That Have Not Vested(2)
Jim J. Brewer	52,083	(3)	$330,727
Everett R. Dobson	79,824	(4)	$506,882
William A. Gilliland	85,601	(5)	$543,566
Daniel W. Jordan	85,601	(5)	$543,566
Roy T. Oliver, Jr.	85,601	(5)	$543,566
Jeffrey S. Serota	85,601	(6)	$543,566

(1)	Each award is an award of restricted stock that vests in 25% increments on the first four anniversary dates of the grant date.

(2)	Valuation based on $6.35 per share, the last trading price on December 31, 2012.

(3)	Includes 4,029 shares of the 5,372 shares granted on March 31, 2011; 9,522 shares of the 12,697 shares granted on July 8, 2011; 17,081 shares granted on January 13, 2012; and 21,451 shares granted on July 13, 2012.

(4)	Includes 1,326 shares of the 5,305 shares granted on September 30, 2009; 6,342 shares of the 12,685 shares granted on January 8, 2010; 10,982 shares of the 21,965 shares granted on July 9, 2010; 13,120 shares of the 17,494 shares granted on January 14, 2011; 9,522 shares of the 12,697 shares granted on July 8, 2011; 17,081 shares granted on January 13, 2012; and 21,451 shares granted on July 13, 2012.

(5)	Includes 3,184 shares of the 12,739 shares granted on January 9, 2009; 3,919 shares of the 15,679 shares granted on July 10, 2009; 6,342 shares of the 12,685 shares granted on January 8, 2010; 10,982 shares of the 21,965 shares granted on July 9, 2010; 13,120 shares of the 17,494 shares granted on January 14, 2011; 9,522 shares of the 12,697 shares granted on July 8, 2011; 17,081 shares granted on January 13, 2012; and 21,451 shares granted on July 13, 2012.

(6)	Includes 3,184 shares of the 12,739 shares granted on January 9, 2009; 3,919 shares of the 15,679 shares granted on July 10, 2009; 6,342 shares of the 12,685 shares granted on January 8, 2010; 10,982 shares of the 21,965 shares granted on July 9, 2010; 13,120 shares of the 17,494 shares granted on January 14, 2011; 9,522 shares of the 12,697 shares granted on July 8, 2011; 17,081 shares granted on January 13, 2012; and 21,451 shares granted on July 13, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned as of April 30, 2013, by (1) those persons or any group (as that term is used in Section 13(d)(3) of the Exchange Act) known to beneficially own more than 5% of the outstanding shares of our common stock, (2) each named executive officer and director of the Company, and (3) all directors and executive officers of the Company as a group. For purposes of this table, beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. The following percentage information is calculated based on 494,413,927 shares of Common Stock that were outstanding as of April 30, 2013, plus any shares that may be acquired by each stockholder by June 29, 2013. Except as indicated below, the stockholders listed possess sole voting and dispositive power with respect to the shares beneficially owned by that person.

	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Tom L. Ward(1)	17,027,040	3.44%
Matthew K. Grubb(2)	1,061,415	*
James D. Bennett	247,375	*
Rodney E. Johnson(3)	4,240	*
Todd N. Tipton(3)	32,833	*
Stephen C. Beasley	18,000	*
Jim J. Brewer	19,162	*
Everett R. Dobson	66,470	*
William A. Gilliland(4)	1,680,323	*
Edward W. Moneypenny	—	*
Roy T. Oliver, Jr.(5)	1,401,834	*
Jeffrey S. Serota	—	*
Alan J. Weber	—	*
Dan A. Westbrook	15,000	*
V. Prem Watsa(6)	62,551,656	11.93%
Riverstone/Carlyle Energy Partners IV, L.P.(7)	51,370,888	10.39%
TPG-Axon Management LP(8)	36,216,000	6.52%
Leon Cooperman(9)	26,847,410	5.43%
Mount Kellett Capital Management LP(10)	25,224,807	5.10%
All directors and executive officers as a group	21,941,429	4.44%

*	Less than 1%

(1)	Includes 79,000 shares held through an IRA. Mr. Ward has pledged 16,883,220 of these shares as security for personal loans.

(2)	The shares listed for Mr. Grubb are as of March 15, 2013, which is the date his employment with the Company terminated.

(3)	Mr. Tipton’s and Mr. Johnson’s employment with the Company ended May 10, 2013.

(4)	Includes 1,388,489 shares held by Gillco Energy, LP, for which Mr. Gilliland exercises voting and dispositive power. All of the shares held by Gillco Energy, LP are pledged as security.

(5)	Includes 1,330,000 shares held by Oliver Active Investments, LLC, for which Mr. Oliver exercises voting and dispositive power. All of the shares listed above are held in a margin brokerage account and, along with other securities held in the account, are pledged from time to time.

(6)	According to a Schedule 13G/A filed with the SEC on February 14, 2013, V. Prem Watsa and entities affiliated with Mr. Watsa, as described in more detail below, beneficially owned 62,551,656 shares of Common Stock, which included 29,811,456 shares of Common Stock acquirable upon the conversion of shares of our preferred stock. Mr. Watsa’s beneficial ownership of the shares of Common Stock listed in the table above consists of 277,000 shares owned directly by Mr. Watsa and 62,274,656 shares owned indirectly by Mr. Watsa through his affiliation with the following entities: 1109519 Ontario Limited, which is a corporation incorporated under the laws of Ontario (“1109519”), The Sixty Two Investment Company Limited, which is a corporation incorporated under the laws of British Columbia (“Sixty Two”), 810679 Ontario Limited, which is a corporation incorporated under the laws of Ontario (“810679”), Fairfax Financial Holdings Limited, which is a corporation incorporated under the laws of Canada (“Fairfax Financial”), Fairfax (US) Inc., which is a corporation incorporated under the laws of Delaware and Odyssey Reinsurance Company, which is a corporation incorporated under the laws of Connecticut (“Odyssey”). The address for each of Mr. Watsa, 1109519, 810679 and Fairfax Financial is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7. The address for Sixty Two is 1600 Cathedral Place, 925 West Georgia St., Vancouver British Columbia V6C 3L3. The address for Fairfax (US) Inc. is 2850 Lake Vista Drive, Suite #150, Lewisville, Texas 75056, and the address for Odyssey America is 300 First Stamford Place, Stamford, Connecticut 06902.

(7)	According to a Schedule 13G filed with the SEC on April 20, 2012, the shares of Common Stock listed in the table above are directly owned by R/C Dynamic Holdings, L.P. (“R/C”). By virtue of being the general partner of R/C, Riverstone/Carlyle Energy Partners IV, L.P. (“GP”) may be deemed to be the beneficial owner of such shares. Further, by virtue of being the general partner of GP2, R/C Energy GP IV, LLC (“Parent GP”) may also be deemed to be the beneficial owner of such shares. Each of GP and Parent GP disclaim any beneficial ownership of the shares. Parent GP is managed by a managing board. Pierre F. Lapeyre, Jr., David M. Leuschen, Andrew W. Ward, Michael B. Hoffman, Lord John Browne, N. John Lancaster, Daniel A. D’Aniello and Edward J. Mathias, as members of the managing board of Parent GP may be deemed to possess voting and, dispositive powers with respect to the shares of Common Stock held by R/C. Such individuals expressly disclaim any beneficial ownership over such shares. The address for each of R/C, GP and Parent GP is 712 Fifth Avenue, 51 Floor, New York, New York 10019.

(8)

According to a Schedule 13D/A filed with the SEC on March 15, 2013, the shares of Common Stock listed in the table above are beneficially owned by (i) TPG-Axon Management LP, a Delaware limited partnership (“TPG-Axon Management”); (ii) TPG-Axon Partners GP, L.P., a Delaware limited partnership (“PartnersGP”); (iii) TPG-Axon GP, LLC, a Delaware limited liability company (“GPLLC”); (iv) TPG-Axon Partners, LP, a Delaware limited partnership (“TPG-Axon Domestic”); (v) TPGAxon International, L.P., a Cayman Islands exempted limited partnership (“TPG-Axon International”); (vi) TPG-Axon International GP, LLC, a Delaware limited liability company (“InternationalGP”); (vii) Dinakar Singh LLC, a Delaware limited liability company (“Singh LLC”); and (viii) Dinakar Singh, a United States citizen (“Mr. Singh”). The foregoing entities and persons filed a single, joint Schedule 13D/A because they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Act. TPG-Axon Management, as investment manager to TPG-Axon Domestic, TPG-Axon International and a managed account (the “Account”), has the power to direct the disposition and voting of the shares held by TPG-Axon Domestic, TPG-Axon International and the Account. InternationalGP is the general partner of TPG-Axon International. PartnersGP is the general partner of TPG-Axon Domestic and the managing member of InternationalGP. GPLLC is the general partner of PartnersGP and TPGAxon Management. Singh LLC is the managing member of GPLLC. Mr. Singh, an individual, is the managing member of Singh LLC and in such capacity may be deemed to control Singh LLC, GPLLC and TPG-Axon Management, and therefore may be deemed the beneficial owner of the securities held by TPG-Axon Domestic and TPG-Axon International.

Each of Singh LLC, GPLLC, PartnersGP, InternationalGP and Mr. Singh disclaims beneficial ownership of the shares listed in the table above. The address for each of the above entities (other than TPG-Axon International) and persons is 888 Seventh Avenue, 38th Floor, New York, New York 10019. The address for TPG-Axon International is c/o Walkers Corporate Services Limited, 87 Mary Street, George Town, Grand Cayman KY1-9005, Cayman Islands. The address for Mr. Beasley is 2 Eaton Court, Houston, Texas 77024.

Pursuant to the terms of that certain Settlement Agreement, by and among the TPG-Axon Entities and SandRidge, dated March 13, 2013, the shares of Common Stock listed in the table above and any other shares of Common Stock owned directly or indirectly by the TPG-Axon Entities and any of their affiliates as of the record date shall be voted in accordance with the Board of Directors’ recommendations on each of the proposals set forth in the Company’s proxy statement for its 2013 annual meeting of stockholders.

(9)	According to a Schedule 13G filed with the SEC on March 6, 2013, the shares of Common Stock listed in the table above are beneficially owned by Leon Cooperman. Mr. Cooperman is the Managing Member of Omega Associates, L.L.C. (“Associates”), a limited liability company organized under the laws of the State of Delaware. Associates is a private investment firm formed to invest in and act as general partner of investment partnerships or similar investment vehicles. Associates is the general partner of limited partnerships organized under the laws of Delaware known as Omega Capital Partners, L.P. (“Capital LP”), Omega Capital Investors, L.P.(“Investors LP”), and Omega Equity Investors, L.P. (“Equity LP”) and also the general partner of Omega Charitable Partnership L.P. (“Charitable LP”), an exempted limited partnership registered in the Cayman Islands. These entities are private investment firms engaged in the purchase and sale of securities for investment for their own accounts. Mr. Cooperman is the President and majority stockholder of Omega Advisors, Inc. (“Advisors”), a Delaware corporation, engaged in providing investment management services and is deemed to control said entity. Advisors serves as the investment manager to Omega Overseas Partners, Ltd. (“Overseas”), a Cayman Island exempted company. Mr. Cooperman is the ultimate controlling person of Associates, Capital LP, Investors LP, Equity LP, Charitable LP, and Advisors. The address of the principal business office of Mr. Cooperman is 2700 No. Military Trail, Suite 230, Boca Raton FL 33431 and the principal business office of each Capital LP, Equity LP, Investors LP, Charitable LP, Overseas, and Advisors is 88 Pine Street, Wall Street Plaza – 31st Floor, New York, NY 10005.

(10)	According to a Schedule 13D filed with the SEC on March 25, 2013, the shares of Common Stock listed in the table above are beneficially owned by Mount Kellett Capital Management LP, a Delaware limited partnership (“Mount Kellett”). Mount Kellett is a multi-strategy private investment firm focused on global value, special situations, and opportunistic investing that, through one or more intermediate entities, provides investment advisory and other services to its affiliated funds and accounts. Mount Kellett possesses the sole power to vote and the sole power to direct the disposition of all securities held by such funds and accounts. Mark McGoldrick serves as the Chief Investment Officer of the Reporting Person and, in such capacity, exercises voting control and dispositive control over all securities which may be deemed to be beneficially owned by Mount Kellett. The business address for Mount Kellett is 623 Fifth Avenue, 18th Floor, New York, New York 10022.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of the outstanding shares of our common stock to file reports of ownership and changes in ownership concerning their shares of our common stock with the SEC and to furnish us with copies of all Section 16(a) forms they file. We are required to disclose delinquent filings of reports by such persons.

Based solely on the copies of such reports and amendments thereto received by us, or written representations that no filings were required, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors and 10% stockholders were met for the fiscal year ended December 31, 2012.

RELATED PARTY TRANSACTIONS

The following is a discussion of certain transactions between us and our officers and directors and the beneficial owners of more than 5% of the outstanding shares of our common stock. We maintain a written policy that requires any related party transaction (as defined below) to be reviewed and approved by the disinterested members of our Board of Directors. A related party transaction is a transaction, proposed transaction, or series of similar transactions, in which (a) we are a participant, (b) the amount involved exceeds $120,000 and (c) a related person (as defined below) has or will have a direct or indirect material interest. A related person is (i) any person who is, or at any time since the beginning of our last fiscal year was, a director, executive officer, or nominee to become a director, (ii) a person known to be the 5% beneficial owner of any class of our voting securities, (iii) an immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer, nominee for director or more than 5% beneficial owner, and (iv) any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee for director or more than 5% beneficial owner. The written policy includes factors to be considered by the disinterested members of our Board of Directors when determining whether to approve a proposed related party transaction. Factors to be considered include the terms of the transaction with the related party, availability of comparable products or services from unrelated third parties, terms available from unrelated third parties and benefits provided to us by the transaction.

Oklahoma City Thunder Sponsorship and Suite License

Messrs. Ward and Dobson own a 19.23% and 3.85% interest, respectively, in Professional Basketball Club, LLC (“PBC”), which owns and operates the Oklahoma City Thunder (“Thunder”), a National Basketball Association team playing in Oklahoma City, where our headquarters is located. Like other prominent Oklahoma City-based companies, we entered into an agreement related to the sponsorship of the team in September 2008. Under the five-year agreement, we pay an average annual sponsorship fee of approximately $3,275,000 for advertising and promotional activities related to the Thunder. We paid an additional $612,000 in 2012 under the sponsorship arrangement as a result of the Thunder qualifying for the NBA playoffs.

In addition, in October 2009, we entered into an agreement to license a suite at the arena where the Thunder plays its home games. Under the four-year agreement, we will pay an annual license fee in return for access to the suite during Thunder games and for other events held at the arena. The annual license fee for the first year is $200,000 and may increase each year at the option of PBC in an amount not to exceed 3% of the license fee for the previous year; provided that if PBC elects not to increase the license fee in any given year, then for the following year shall be equal to an amount not to exceed 3% of what the license fee would have been had PBC elected to increase the license fee 3% each year under the agreement.

Other Transactions with Mr. Ward

We own wells on certain areas of land in northwest Oklahoma under which TLW Land & Cattle LP (“TLW-LC”), an entity in which Mr. Ward has an ownership interest, owns a royalty interest. In 2012, we paid royalties totaling $1,424,253 to TLW-LC in connection with the production of oil and natural gas from these properties.

In May 2012 and August 2012, we purchased a portion of the working interest in leases covering acreage in northern Oklahoma from WCT Resources, L.L.C., a limited liability company formed in 2002 and owned by trusts established in 1989 for the benefit of Mr. Ward’s children (“WCT”), for $333,612 and $480,000, respectively. WCT also participates as a working interest owner in wells we operate in northwest Oklahoma, and during 2012, we paid revenue of $290,462 to WCT as a working interest owner. WCT is an independent oil and gas company in which Mr. Ward retains no financial interest nor has any management or operational involvement.

From time to time, the Company purchases from Mr. Ward, at his cost, tickets to various sporting and other entertainment events for use by Company employees. During 2012, the Company paid Mr. Ward approximately $283,982 for use of such tickets.

On November 9, 2012, Tom L. Ward and the Company entered into a settlement agreement relating to a third party claim under Section 16(b) of the Securities Exchange Act of 1934. The claim was filed in December 2010 and related to transactions undertaken by Mr. Ward in 2008 and 2009. The settlement agreement finds no liability or other wrongdoing under Section 16(b) regarding the transactions in question. Under the settlement agreement, Mr. Ward agreed to pay to the Company $5.0 million in four installments over four years commencing October 2013 and to waive his rights under his indemnification agreement with the Company with respect to the Section 16(b) action. The Company agreed to pay the fees of the plaintiff’s lawyers and paid Mr. Ward’s legal expenses as is required under his indemnification agreement.

Transactions with Mr. Oliver

In July 2012, the Company entered into a commercial lease to rent space in a building owned by an entity that is partially owned by one of our directors, Mr. Oliver. The terms provide for an initial lease term of three years with annual rent of approximately $510,000. The Company is allowed to apply the cost of any renovations it makes to the rent amount. The terms of the lease were received and approved by our Board of Directors and we believe that the rent expense to be paid under the lease is at a fair market rate.

Buffalo Creek Minerals, L.L.C. (“Buffalo Creek Minerals”), an entity in which Mr. Oliver has a passive ownership interest, is a royalty interest owner in wells that we operate in northwest Oklahoma. During 2012, we paid $398,907 to Buffalo Creek Minerals related to its royalty interests.

Expense Reimbursement to TPG-Axon

Pursuant to the terms of the Settlement Agreement, the Company agreed to reimburse TPG-Axon up to $3,500,000 of reasonable third party expenses incurred by TPG-Axon in connection with the consent solicitation, the nomination of directors for the Annual Meeting and related matters. For additional information, see “Settlement with TPG-Axon.”

GENERAL INFORMATION

Stockholder Proposals and Nominations

A stockholder who wants to make a proposal or nominate a person for membership on the Board of Directors at an annual meeting of stockholders must comply with the applicable requirements of the SEC and our Bylaws. Under our Bylaws, a notice of intent of a stockholder to bring any matter before the 2014 annual meeting of stockholders (other than a proposal or nomination intended to be included in our proxy statement) shall be made in writing and received by our Corporate Secretary not later than the close of business on April 2, 2014, nor earlier than the close of business on March 3, 2014. Every such notice by a stockholder shall set forth the information required under Article I, Section 11 of our Bylaws. In addition to the information included in such stockholder’s notice, we may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Company. All stockholder proposals should be sent to our Corporate Secretary at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102.

A stockholder proposal or nomination submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be included in our proxy statement relating to the 2014 annual meeting must be received no later than January 29, 2014.

Other Matters

The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournments of the meeting, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

Proxies are solicited to give all stockholders an opportunity to vote on matters properly presented at the Annual Meeting. We will pay the entire cost of the solicitation. We will reimburse brokers, nominees, fiduciaries and other custodians for reasonable expenses incurred by them for sending proxy materials to beneficial owners of our common stock. In addition, the Company has retained Innisfree M&A Incorporated to act as a proxy solicitor in conjunction with the Annual Meeting. The Company has agreed to pay that firm $15,000, plus reasonable fees and out-of-pocket expenses, for proxy solicitation services for the Annual Meeting. Further, proxies may be solicited in person, or by telephone, facsimile transmission or other means of electronic communication, by our directors, officers or other employees, but such persons will not receive any special compensation for such services.

Annual Reports

Our Annual Report to Stockholders for the year ended December 31, 2012, including audited financial statements, accompanies this Proxy Statement. The Annual Report to Stockholders is not incorporated by reference into this Proxy Statement or deemed to be a part of the materials for the solicitation of proxies.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 is available on our website at http://www.sandridgeenergy.com. In addition, we will provide a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 without charge to any stockholder making written request to SandRidge Energy, Inc., 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, Attention: Corporate Secretary.

By Order of the Board of Directors,

SANDRIDGE ENERGY, INC. ATTN: GAYE WILKERSON 123 ROBERT S. KERR AVE. OKLAHOMA CITY, OK 73102-6406

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID    ONLY    WHEN    SIGNED     AND    DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees

01	Jim J. Brewer 02 William A. Gilliland 03 Jeffrey S. Serota

The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain

2.	Ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.						☐	☐	☐

NOTE: In their discretion, upon any other matters that may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here. (see reverse for instructions)		Yes	NO	☐
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

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SANDRIDGE ENERGY, INC. Annual Meeting of Stockholders July 1, 2013 9:00 a.m. This proxy is solicited by the Board of Directors

For Registered Stockholders: The undersigned hereby appoints James D. Bennett and Philip T. Warman and each of them with full power of substitution, proxy to represent and vote all shares of Common Stock of SandRidge Energy, Inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the Company’s Annual Meeting of Stockholders to be held on Monday, July 1, 2013, at 9:00 a.m. local time, and at any adjournment thereof, as stated on the reverse side.

For Participants in the 401(k) Plan: This voting instruction form is sent to you on behalf of Reliance Trust Company as Trustee of the SandRidge Energy, Inc. 401(k) Plan. Please complete this form, sign your name exactly as it appears on the reverse side and return it in the enclosed envelope. Your instruction must be received no later than 11:59 p.m. Eastern time on Wednesday, June 26, 2013 (the “cut-off date”) to be counted.

As a participant in the SandRidge Energy, Inc. 401(k) Plan (the undersigned’s “Plan”), the undersigned hereby directs Reliance Trust Company as Trustee to vote all shares of Common Stock of SandRidge Energy, Inc. represented by the undersigned’s proportionate interest in the Plan at the SandRidge Energy, Inc. Annual Meeting of Stockholders to be held on Monday, July 1, 2013, at 9:00 a.m., local time, and at any adjournment thereof, as stated on the reverse side and upon such other matters as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

       Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side